                                                                   EXHIBIT 10.34

                                                                  EXECUTION COPY

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                                   $10,000,257

                         FACILITY AND GUARANTY AGREEMENT

                                      AMONG

                      COLONIAL REALTY LIMITED PARTNERSHIP,

                           COLONIAL PROPERTIES TRUST,

                                  BANK ONE, NA,

                                    AS AGENT

                                       AND

                  THE FINANCIAL INSTITUTIONS SIGNATORY HERETO,

                                   AS LENDERS

                                   DATED AS OF

                                DECEMBER 17, 1999

================================================================================

                                   ARRANGED BY
                         BANC ONE CAPITAL MARKETS, INC.

                                TABLE OF CONTENTS

ARTICLE I
DEFINITIONS.......................................................................................................        1

ARTICLE II
AMOUNTS AND TERMS OF THE LOANS....................................................................................        8
       2.01         The Loans.....................................................................................        8
       2.02         Notes.........................................................................................        9
       2.03         Disbursement of Funds.........................................................................        9
       2.04         Distribution of Payments......................................................................        9
       2.05         Funding Indemnity.............................................................................        9

ARTICLE III
CONDITIONS PRECEDENT..............................................................................................       11
       3.01         Conditions to Obligations to Make Loans.......................................................       11

ARTICLE IV
REPRESENTATIONS AND WARRANTIES....................................................................................       13
       4.01         Representations and Warranties................................................................       13

ARTICLE V
COVENANTS.........................................................................................................       16
       5.01         Affirmative Covenants.........................................................................       16
       5.02         Negative Covenants............................................................................       20

ARTICLE VI
PROGRAM EVENTS OF DEFAULT; ACCELERATION...........................................................................       23
       6.01         Program Events of Default.....................................................................       23
       6.02         Acceleration..................................................................................       24

ARTICLE VII
GUARANTY..........................................................................................................       25
       7.01         Guaranty of Payment...........................................................................       25
       7.02         Acceptance of Guaranty; No Setoffs............................................................       25
       7.03         Nature of Guaranty; Continuing, Absolute and Unconditional....................................       25
       7.04         Dealings With Borrowers.......................................................................       26
       7.05         Subrogation...................................................................................       26
       7.06         Rights To Payments, Etc.......................................................................       26
       7.07         Miscellaneous.................................................................................       26

ARTICLE VIII
THE AGENT.........................................................................................................       27
       8.01         Appointment; Nature of Relationship...........................................................       27
       8.02         Powers........................................................................................       27
       8.03         General Immunity..............................................................................       27
       8.04         No Responsibility for Loans, Recitals, etc....................................................       27
       8.05         Action on Instructions of Lenders.............................................................       28
       8.06         Employment of Agents and Counsel..............................................................       28
       8.07         Reliance on Documents; Counsel................................................................       28
       8.08         Agent's Reimbursement and Indemnification.....................................................       28
       8.09         Notice of Default.............................................................................       29
       8.10         Rights as a Lender............................................................................       29

       8.11         Lender Credit Decision........................................................................       29
       8.12         Successor Agent...............................................................................       29
       8.13         Notes.........................................................................................       29
       8.14         Agent's Fee...................................................................................       30
       8.15         Delegation to Affiliates......................................................................       30

ARTICLE IX
RATABLE PAYMENTS..................................................................................................       30
       9.01         Ratable Payments..............................................................................       30

ARTICLE X
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS.................................................................       30
       10.01        Successors and Assigns........................................................................       30
       10.02        Participations................................................................................       30
       10.03        Assignments...................................................................................       31
       10.04        Dissemination of Information..................................................................       31
       10.05        Tax Treatment.................................................................................       32

ARTICLE XI
NOTICES...........................................................................................................       32
       11.01        Giving Notice.................................................................................       32
       11.02        Change of Address.............................................................................       32

ARTICLE XII
MISCELLANEOUS.....................................................................................................       32
       12.01        Amendments....................................................................................       32
       12.02        Consent to Novation...........................................................................       33
       12.03        Preservation of Rights........................................................................       33
       12.04        Survival of Representations...................................................................       33
       12.05        Governmental Regulation.......................................................................       33
       12.06        Taxes.........................................................................................       33
       12.07        Headings......................................................................................       33
       12.08        Entire Agreement..............................................................................       33
       12.09        Several Obligations; Benefits of this Agreement...............................................       33
       12.10        Expenses; Indemnification.....................................................................       34
       12.11        Numbers of Documents..........................................................................       35
       12.12        Severability of Provisions....................................................................       35
       12.13        Nonliability of Lenders.......................................................................       35
       12.14        CHOICE OF LAW.................................................................................       35
       12.15        CONSENT TO JURISDICTION.......................................................................       35
       12.16        WAIVER OF JURY TRIAL..........................................................................       35
       12.17        Disclosure....................................................................................       36
       12.18        Withholding Tax Exemption.....................................................................       36
       12.19        Execution in Counterparts.....................................................................       36

                                    EXHIBITS

Exhibit A   -     Form of Promissory Note
Exhibit B   -     Form of Letter of Direction
Exhibit C   -     Form of Joinder Agreement
Exhibit D   -     Form of Compliance Certificate
Exhibit E   -     Form of Novation Agreement

                                    SCHEDULES

Schedule I        Commitments
Schedule 1.01     Interest Payment Dates
Schedule 2.05(A)  Fixed Reference Rates
Schedule 2.05(B)  Zero Coupon Methodology
Schedule 4.01(j)  Environmental Disclosures

                         FACILITY AND GUARANTY AGREEMENT

         THIS FACILITY AND GUARANTY AGREEMENT, dated as of December 17, 1999, is by and among COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (the "Company"), COLONIAL PROPERTIES TRUST, an Alabama real estate investment trust (the "REIT"), the financial institutions named herein (the "Lenders") and BANK ONE, NA, a national banking association with its principal office in Chicago, Illinois, individually and as Agent for the Lenders hereunder.

                                R E C I T A L S:

         A. The Company has requested the Lenders to make advances to certain management employees of the Company and trustees of the REIT in the aggregate principal amount of up to $10,000,257, the proceeds of which will be used by such employees and trustees to purchase Class A Units pursuant to an executive unit purchase program adopted by the Board of Trustees of the REIT as the general partner of the Company.

         B. By virtue of the Eligible Persons' services to the Company and the REIT, the Company and the REIT have derived and will continue to derive substantial benefits. The Company and the REIT believe that the ownership of the Class A Units by the Eligible Persons which will be facilitated by the Loans will provide incentive to the Eligible Persons in performing their jobs so as to more closely align the interests of the Eligible Persons with those of the REIT and the shareholders of the REIT, and thus confer significant benefits upon the Company and the REIT.

         C. It is a condition precedent to the obligation of the Lenders to make Loans that the Company and the REIT shall have executed and delivered this Agreement.

         D. The Company and the REIT desire to execute this Agreement to satisfy the condition described in the preceding paragraph and to induce the Lenders to make the Loans contemplated hereby, and the Lenders desire to make the Loans only on the terms and subject to the conditions set forth herein and in the other Loan Documents.

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings:

         "Affiliate" means any Person which, directly or indirectly, controls, or is controlled by, or is under common control with, another Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise; provided, however, that neither any member of the Lowder family, any member of the Board of Trustees of the REIT or any executive officer of the Company or the REIT nor Colonial Properties Services, Inc. shall be deemed an Affiliate of the Company or the REIT.

         "Advance" means, with respect to any Lender, such Lender's Pro-rata portion of any Loan.

         "Agent" means Bank One in its capacity as the agent for the Lenders pursuant to Article VIII hereof, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article VIII hereof.

         "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders.

         "Agreement" means this Facility and Guaranty Agreement as from time to time amended, supplemented, restated or otherwise modified and in effect.

         "Applicable Environmental Law" means any statutory law or case law pertaining to health or the environment, or petroleum products, or oil, or hazardous substances, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as codified at 42 U.S.C. Section 9601 et. seq.; the Resource Conservation and Recovery Act of 1976, as amended, as codified at 42 U.S.C. Section 6901 et. seq.; and any state or local law, regulation or ordinance pertaining to such matters.

         "Arranger" means Banc One Capital Markets, Inc. and its successors.

         "Bank One" means Bank One, NA, a national banking association formerly known as The First National Bank of Chicago and having its principal place of business in Chicago, Illinois, in its individual capacity, and its successors.

         "Borrower Account" has the meaning set forth in Section 4 of the Note.

         "Borrower Event of Repayment" has the meaning set forth in Section 6 of the Note.

         "Borrowers" means Eligible Persons who request and obtain a Loan hereunder.

         "Business Day" means a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities and on which dealings in United States Dollars are carried on in the London interbank market.

         "Capitalization Rate" shall mean 9.50% for multifamily Properties, 10.00% for strip shopping centers, 9.50% for Brookwood Mall, 9.50% for Briarcliffe Mall, 8.00% for Macon Mall, 9.00% for Village Mall, 8.75% for River Oaks Mall, and 10.00% for office complexes, as such rates may be adjusted from time to time pursuant to the Existing Credit Agreement.

         "Change of Control" means either (a) the REIT shall cease to be the sole general partner of the Company or (b) a majority of the members of the Board of Trustees of the REIT shall cease to be Continuing Members. For this purpose, "Continuing Member" means a member of the Board of Trustees of the REIT who either (1) was a member of the REIT's Board of Trustees on the Closing Date and has been such continuously thereafter or (2) became a member of such Board of Trustees after the Closing Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Continuing Members then members of the REIT's Board of Trustees.

         "Class A Units" has the meaning ascribed to it in the Company's Partnership Agreement.

         "Closing Date" means the date on which the Loans are made by the Lenders hereunder, which, subject to the conditions set forth in Article III, shall be January 25, 2000.

         "Commitment" means, for each Lender, the commitment of such Lender to make Loans on the Closing Date pursuant hereto not in the aggregate exceeding the amount set forth opposite such Lender's name on Schedule I hereto.

         "Common Shares" means the REIT's Common Shares of Beneficial Interest, $.01 par value per share.

         "Company" has the meaning set forth in the introduction hereto.

         "Corporate Recurring Income" means recurring income received by one or more Subsidiaries of the Company or the REIT for sales commissions, leasing fees, and management fees relating to any property not owned by the Company or the REIT.

         "Debt" shall mean the total indebtedness of the Company and the REIT, determined in accordance with GAAP.

         "Dollars" and the symbol $ each means lawful currency of the United States of America.

         "EBITDA" shall mean net operating income of the Company and the REIT for the immediately preceding fiscal quarter on an annualized basis (or, in the case of enclosed mall retail properties, the most immediately preceding four (4) fiscal quarters) before extraordinary items (including gains or losses from debt restructuring and sales of properties), equity in earnings of Unconsolidated Subsidiaries and minority interest in earnings, plus (without redundancy) the Company's and the REIT's pro-rata share of net operating income from Unconsolidated Subsidiaries. For purposes hereof, operating expenses shall exclude Interest Expense, depreciation, amortization or income tax expense, but shall include (i) accruals of those expenses (including, but not limited to, insurance and property taxes) to the extent such expenses are not paid on a monthly or quarterly basis, (ii) an imputed management fee expense for all Properties equal to three percent (3%) of Effective Gross Income, and (iii) an imputed reserve of $200 per unit per annum for multifamily Properties and of 20(cent) per square foot per annum for retail and office Properties.

         "Early Payment Fee" has the meaning set forth in Section 7 of the Note.

         "Effective Gross Income" shall mean all collected rental income from all Properties, plus other reoccurring Property income.

         "Eligible Persons" means any management employee of the Company or trustee of the REIT qualified to acquire Class A Units under the Program.

         "Employee Plan" means any plan subject to Title IV of ERISA and maintained in whole or in part for employees of the Company and the REIT.

         "ERISA" means the Employee Retirement Income Security Act of 1974, together with all amendments from time to time thereto, including any rules or regulations promulgated thereunder.

         "Existing Credit Agreement" means that certain Credit Agreement, dated as of July 10, 1997, among the Company, the REIT, Colonial Properties Holding Company, Inc., the lenders identified therein and Southtrust Bank, National Association, as amended or restated and in effect from time to time.

         "Final Payment Date" means January 25, 2005.

         "Fixed Charges" shall mean the sum of the following amounts for the immediately preceding fiscal quarter on an annualized basis: (i) Interest Expense, (ii) debt amortization (including accruals of debt amortization to the extent not paid on a monthly or quarterly basis and the Company's and the REIT's pro-rata share of debt amortization from Unconsolidated Subsidiaries) and (iii) capital expenditures in an amount equal to five percent (5%) of Funds From Operations, plus the Company's and the REIT's amortized leasing commissions and tenant improvements and the Company's and the REIT's pro-rata share of amortized leasing commissions and tenant improvements from Unconsolidated Subsidiaries.

         "Funds From Operations" shall mean EBITDA less Interest Expense and amortization of debt financing costs.

         "GAAP" means, as in effect from time to time, generally accepted accounting principles consistently applied with respect to a Person conducting a business the same as or similar to that of the Company and the REIT.

         "GAV" shall mean the sum of (without redundancy) (i) EBITDA from all Properties which have not been acquired within the applicable reporting period, capitalized at the appropriate Capitalization Rate, (ii) pro rata share of EBITDA from Joint Ventures and Unconsolidated Subsidiaries which have not been acquired within the applicable reporting period, capitalized at the appropriate Capitalization Rate, (iii) Corporate Recurring Income less corporate general and administrative expenses, net of the imputed management fee included in the definition of EBITDA, all capitalized at eighteen percent (18%), (iv) Gross Book Value of Properties acquired during the applicable reporting period, (v) pro rata share of Gross Book Value of Properties acquired by Joint Ventures and Unconsolidated Subsidiaries during the applicable reporting period and (vi) recorded value of land and remaining tangible assets, as determined in accordance with GAAP.

         "Gross Book Value" means the value of an asset as recorded in the books of the Company and the REIT, as determined in accordance with GAAP, before depreciation.

         "Guaranteed Debt" has the meaning provided in Section 7.01 hereof.

         "Guarantors" means the Company and the Other Guarantors and "Guarantor" means each of such Persons.

         "Guaranty" means the provisions of Article VII hereof and the rights and obligations of the Company and the Other Guarantors thereunder.

         "Interest Expense" shall mean, for the immediately preceding fiscal quarter on an annualized basis, all interest expense of the Company and the REIT, plus (without redundancy) (i) the pro-rata share of interest expense in Unconsolidated Subsidiaries, (ii) capitalized interest, and (iii) all accrued, or paid interest incurred on any obligation for which the Company and the REIT are wholly or partially liable under repayment, interest carry, or performance guarantees, or other relevant liabilities.

         "Interest Payment Date" means each of the interest payment dates set forth on Schedule 1.01 attached hereto, with the first such payment date being February 14, 2000.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, together with all amendments from time to time thereto, including any rules or regulations promulgated thereunder.

         "Investments" means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person or making of a time deposit with such Person.

         "Joint Venture(s)" means any investment by the Company or the REIT in a corporation, limited liability company, limited liability partnership, tenancy in common, and other similar entities.

         "Lenders" means the lending institutions listed on the signature pages to this Agreement and their respective successors and assigns.

         "Letter of Direction" means a letter of direction in the form of Exhibit B hereto executed by each Borrower and acknowledged by the Company and the REIT.

         "Lien" means any voluntary or involuntary mortgage, security deed, deed of trust, lien, pledge, assignment, charge, security interest, title retention agreement, financing lease, levy, execution, seizure, judgment, attachment, garnishment, charge or other encumbrance of any kind. Notwithstanding the foregoing, a notice of commencement filed with respect to any Property located in the State of Florida shall not constitute a "Lien" hereunder provided that
(i) the cost of the work described in such notice of commencement does not exceed five percent (5%) of Property GAV, and (ii) no other Liens relating to the work described in such notice of commencement are filed with respect to the Property.

         "Loan" means the sum of the amounts advanced to a Borrower by the Lenders on the Closing Date pursuant to Section 2.01 and "Loans" means all such Loans collectively.

         "Loan Documents" means this Agreement, each Note, each Letter of Direction, and any and all other documents, joinder agreements or other agreements contemplated hereby or thereby and executed by the Company, any Other Guarantor or any Borrower in favor of the Agent or any Lender in connection with this Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time and in effect.

         "Margin Stock" has the meaning provided such term by Regulation U.

         "Maturity Date" means, with respect to a Note, the earliest to occur of
(a) the Final Payment Date, (b) the occurrence of a Change of Control and (c) the acceleration of such Note pursuant to Section 6 thereof.

         "Moody's" means Moody's Investors Service and its successors.

         "Multiemployer Plan" has the meaning set forth in Section 4001(a)(3) of ERISA.

         "Non-Stabilized Property" means any Property which is not a Stabilized Property.

         "Note" means a master promissory note in the form of Exhibit A hereto executed by a Borrower, and "Notes" means, collectively, all such promissory notes, as the same may be amended, supplemented, restated or otherwise modified from time to time and in effect.

         "Notice of Assignment" has the meaning set forth in Section 10.03(b).

         "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Guarantors or any Borrower to the Lenders or any Lender, the Agent or any indemnified party hereunder or under any other Loan Document, arising under any of the Loan Documents.

         "Organization Documents" means (a) in the case of the REIT, its declaration of trust and bylaws and (b) in the case of the Company, its partnership agreement and certificate of limited partnership, together, in each case, with all amendments thereto.

         "Other Guarantors" means the REIT and the Subsidiary Guarantors.

         "Participants" has the meaning set forth in Section 10.02(a).

         "Partnership Agreement" means that certain Third Amended and Restated Agreement of Limited Partnership of the Company dated as of October 19, 1999, as amended from time to time and in effect on the date hereof.

         "Person" means an individual, corporation, partnership, association, joint-stock company, trust, business trust, unincorporated organization, joint venture, or a court or governmental authority.

         "Pool" shall mean the Company's and the REIT's unencumbered asset pool which shall consist of (i) cash from a 1031 exchange, (ii) cash or cash equivalents held by the Company and the REIT for the sole purpose of liquidating or retiring unsecured Debt, and (iii) all Properties of the Company and the REIT which meet all of the following criteria: (a) a certificate of occupancy has been issued for the Property and remains in full force and effect, (b) the Property has been at least fifty percent (50%) leased (based on actual leasable square footage at the Property) for the most immediately preceding three (3) consecutive months based on leases wherein the tenants are paying at least the average monthly lease payments required by the terms of such leases and such leases are free from default by either the landlord or tenant thereunder, (c) there is no Lien on the Property, and (d) the Company and the REIT have provided Agent with a Phase I environmental report for the Property in form and content reasonably acceptable to Lenders. Notwithstanding the foregoing, the amount of Non-Stabilized Properties included in the Pool shall not exceed twenty-five percent (25%) of Pool GAV. (Any Non-Stabilized Property included in the Pool will be removed from the Pool if such Property fails to meet the definition of a "Stabilized Property" within nine (9) months from the date such Property is first included in the Pool.)

         "Pool EBITDA" shall mean the sum of Property EBITDA of all Pool Properties.

         "Pool GAV" shall mean the sum of (without redundancy) (i) 100% of Pool EBITDA from Stabilized Properties, capitalized at the appropriate Capitalization Rate, (ii) for each Non-Stabilized Property in the Pool, the lesser of (a) 75% of the Gross Book Value of Non-Stabilized Properties in the Pool, or (b) Pool EBITDA of Non-Stabilized Properties capitalized at the appropriate Capitalization Rate, and (iii) cash from a 1031 exchange, and (iv) cash or cash equivalents held by the Company and the REIT for the sole purpose of liquidating or retiring unsecured Debt. Notwithstanding the foregoing, any Properties acquired during the applicable reporting period that qualify for Pool shall be valued at Gross Book Value.

         "Pool Properties" shall mean Properties included in the Pool.

         "Program" means the executive unit purchase program adopted by the Board of Trustees of the REIT as the general partner of the Company on April 22, 1999, entitling certain employees and trustees of the Company and the REIT to purchase Class A Units, as such Program may be amended, supplemented, restated or otherwise modified from time to time in the sole discretion of the Company and the REIT.

         "Program Event of Default" has the meaning set forth in Section 6.01.

         "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

         "Property" or "Properties" means any multifamily, retail or office real estate property which is 100% owned by the Company or the REIT.

         "Property EBITDA" shall mean the net operating income of the Property for the immediately preceding fiscal quarter on an annualized basis (or, in the case of enclosed mall retail properties, the most immediately preceding four (4) fiscal quarters), before extraordinary items (including gains or losses from debt restructuring and sales of properties). For purposes hereof, operating expenses shall exclude Interest Expense, depreciation, amortization or income tax expense but shall include (i) accruals of those expenses (including, but not limited to, insurance and property taxes) to the extent such expenses are not paid on a monthly or quarterly basis, (ii) an imputed management fee expense for the Property equal to three percent (3%) of all collected rental income from the Property, plus other reoccurring Property income, and (iii) an imputed reserve of $200 per unit per annum for multifamily Properties and of 20(cent) per square foot for retail and office Properties.

         "Property GAV" shall mean Property EBITDA, capitalized at the appropriate Capitalization Rate, or if such Property has been acquired during the applicable reporting period, the Gross Book Value of such Property.

         "Pro-rata" means when used with respect to a Lender, and any described aggregate or total amount, an amount equal to said Lender's pro-rata share or portion based on its percentage of the aggregate outstanding principal amount of outstanding Notes.

         "Purchaser" has the meaning set forth in Section 10.03(a).

         "Qualified Rating Agency" means Moody's or S&P, or any other rating agency from time to time approved by Lenders in writing as a Qualified Rating Agency.

         "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by securities brokers and dealers for the purpose of purchasing or carrying margin stocks.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks or other Persons for the purpose of purchasing or carrying margin stocks.

         "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by the specified lenders for the purpose of purchasing or carrying margin stocks.

         "Reimbursement Agreement" means an agreement entered into among the Company, the REIT and each Borrower in connection with such Borrower's Loan, as from time to time amended in the discretion of the Company, the REIT and the applicable Borrower.

         "Reimbursement Obligations" means, with respect to any Borrower, all obligations of such Borrower to any Guarantor which now exist or may arise out of or in connection with the Guaranty or the performance by any Guarantor of its obligations thereunder, including all such obligations under his or her Reimbursement Agreement.

         "REIT" has the meaning set forth in the opening paragraph of this Agreement.

         "Related Fund" means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender.

         "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA.

         "Required Lenders" means Lenders in the aggregate having at least 66-2/3% of the then aggregate unpaid principal amount of all Loans or, if no such principal amount is then outstanding, Lenders in the aggregate holding at least 66-2/3% of the Aggregate Commitment.

         "S&P" means Standard & Poor's Rating Services, a Division of the McGraw Hill Companies and its successors.

         "Secured Liabilities" shall mean those Total Liabilities which are secured by a Lien.

         "Stabilized Properties" shall mean any Property which meets all of the following criteria: (i) a certificate of occupancy has been issued for the Property and remains in full force and effect, (ii) the Property has been at least eighty-five percent (85%) occupancy level if multifamily, retail, or office (based on actual leasable square footage at the property) for the most immediately preceding three (3) consecutive months based on leases wherein the tenants are paying at least the average monthly lease payments required by the terms of such leases and such leases are free from default by either the landlord or tenant thereunder, and (iii) there is no Lien on the Property. However, if a historically Stabilized Property drops below the above listed occupancy threshold level, such Property may again become classified as a Stabilized Property after attaining a ninety percent (90%) occupancy level for a monthly reporting period if such Property attains such ninety percent (90%) occupancy level within three months of previously being classified as a Stabilized Property. Once a Property is reclassified as a Stabilized Property, then such Property shall remain classified as a Stabilized Property if it satisfies items (i) and (iii) above and maintains at least eighty-five percent (85%) occupancy level for each month thereafter.

         "Standby Letter of Credit" means one or more standby letter(s) of credit (a) issued by one or more financial institutions which are satisfactory to the Required Lenders and the long-term unsecured debt securities of each of which are rated not less than A by Standard & Poor's Corporation or A-2 by Moody's Investors Services, Inc., (b) in an aggregate face amount at least equal to the sum of the outstanding principal amounts of all Notes as of the date of issuance plus the aggregate amount of all interest which has accrued and is unpaid on such date plus the amount of interest which would accrue on such principal from such date to the Final Payment Date, (c) having an expiry date not earlier than January 31, 2005 and (d) otherwise in form and substance reasonably satisfactory to the Required Lenders.

         "Subsidiary" means any corporate entity, partnership, or other business entity, in which either the Company or the REIT owns an ownership interest.

         "Subsidiary Guarantor" means each Person which becomes a guarantor hereunder by virtue of a joinder agreement entered into with the Agent pursuant to Section 5.01(t) and which has not been released as a Guarantor pursuant to such Section.

         "Total Liabilities" shall mean (without redundancy), all mortgage debt, letters of credit, the deferred purchase price pursuant to purchase agreements or contracts, to the extent such deferred purchase price is required to be included in accordance with GAAP, forward equity commitments (however, such commitments shall not be considered debt if such commitments are required to be replaced dollar for dollar with equity), pre-purchase deals (including all assets and liabilities of such pre-purchase deals), unsecured debt, subordinated debt, payables, accrued expenses, lease obligations (including ground leases), guarantees of indebtedness and unfunded obligations, pro rata share of non-recourse debt in an Unconsolidated Subsidiaries or joint ventures (where the pro rata share of the asset has been included) and any loan where either the Company or the REIT is liable for debt as a general partner, and one hundred percent (100%) of recourse debt in Unconsolidated Subsidiaries or joint ventures, and one hundred percent (100%) of recourse debt incurred by either the Company or the REIT.

         "Total Market Capitalization" shall mean the sum of (i) Debt and (ii) the product of (a) the total number of shares of the REIT issued and outstanding (including as issued the number of shares of the REIT into which partnership units of the Company are redeemable) and (b) the closing price per share of the REIT shares, as quoted in the New York Stock Exchange Composite Transactions printed in the financial press as of the date of determination.

         "Transferee" has the meaning set forth in Section 10.04.

         "Unconsolidated Subsidiary" means a Subsidiary that is not consolidated with the Guarantors for financial reporting purposes.

         "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Program Event of Default.

         "Unsecured Interest Expense" shall mean Interest Expense relating to Unsecured Liabilities.

         "Unsecured Liabilities" shall mean those Total Liabilities which are not secured by a Lien.

         "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary of such Person all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. The words "herein," "hereof" and words of similar import as used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. References to "Articles," "Sections," "subsections," "paragraphs," "Exhibits" and "Schedules" in this Agreement shall refer to Articles, Sections, subsections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise expressly provided; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

                                   ARTICLE II

                         AMOUNTS AND TERMS OF THE LOANS

         2.01     The Loans.

                  (a) Each Lender severally (and not jointly) agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrowers, severally and not jointly, on the Closing Date in amounts not to exceed in the aggregate the amount of its respective Commitment. Each of the Borrowers and the principal amount of each Loan to be made to such Borrower shall be identified in writing separately delivered by the Company to the Agent on the date hereof. No amount of the Loans which are repaid or prepaid by the Borrowers may be reborrowed hereunder.

                  (b) All Loans shall be made on the Closing Date. The obligation of each Borrower to repay the Loan made to such Borrower shall be evidenced by a Note executed by such Borrower. The Loan to each Borrower hereunder shall consist of Advances made to such Borrower from the several Lenders on a Pro-rata basis; provided that no Lender shall be obligated to make an Advance to a Borrower in an amount which is not in excess of $25,000.

         2.02     Notes.

                  (a) The Loan made to each Borrower, and such Borrower's obligation to repay such Loan, shall be evidenced by a single Note issued by such Borrower to the Agent (for the benefit of all of the Lenders), which shall provide, among other things, that (i) such Note shall mature, and the outstanding principal amount thereof and the unpaid accrued interest thereon shall be due and payable, on the Maturity Date, (ii) such Borrower shall pay interest on the unpaid principal amount of the Loan made to such Borrower from the Closing Date until such principal amount is paid in full, payable to the Agent, for the benefit of the Lenders, in arrears on each Interest Payment Date at the rate as provided in the Note, (iii) such Note shall be prepayable only to the extent provided in the Note and (iv) any such prepayments shall be subject to the payment of an Early Payment Fee and related fees as set forth in the Note. All interest payments and prepayments in respect of any Loan shall be applied by the Agent among the Lenders on a Pro-rata basis (based on each Lender's Pro-rata share of the outstanding principal amount thereof).

                  (b) Upon the occurrence and during the continuance of any Program Event of Default, the Agent may (and at the request of any Lender, the Agent shall) request that the Borrowers execute and deliver amended and restated Notes for each Lender in replacement of the existing Notes issued in accordance with Section 2.02(a).

         2.03 Disbursement of Funds. Pursuant to the Letters of Direction of the Borrowers, the proceeds of all Loans will be disbursed directly to the Company for the account of the applicable Borrower.

         2.04 Distribution of Payments. All payments to the Agent from or on behalf of the Borrowers shall (except as the Lenders may otherwise agree) be paid to the Lenders pursuant to the terms of Section 3 of the Notes. The Lenders acknowledge and agree that all prepayment administrative fees payable under
Section 2(b)(iii) of the Notes shall be for the account of Bank One and not for the benefit of any Lender.

         2.05     Funding Indemnity.

                  (a) The Early Payment Fee payable under each Note to Bank One in respect of any portion of the principal amount thereof paid prior to the Final Payment Date or, with respect to Section 2.05(c), not borrowed on the Closing Date, shall be an amount equal to (i) the sum of (A) (1) an amount equal to the positive difference, if any, between the Present Value of the remaining fixed rate payments under the Reference Swap (exclusive of accruals to but excluding the Break Date) minus the Present Value of the fixed rate payments under the Redeployment Swap; provided, however, that if the value of (i)(A) is negative, such amount shall not exceed the amount of interest owed on the Note plus (B) if the Break Date is not a quarterly date, an amount equal to the positive difference, if any, between the Present Value of the Current Floating Rate payment under the Redeployment Swap minus the Present Value of the Current Floating Rate payment under the Reference Swap (exclusive of accruals to but excluding the Break Date), or (ii) if the Zero Coupon Rate cannot be determined, the amount of all Losses of Bank One MINUS, in the case of either clause (i) or clause (ii) the amount of interest on the principal amount of the Note paid prior to the Final Payment Date accrued at the Interest Rate (as defined in the Note) for the period such principal amount was outstanding.

                  (b) For purposes of this Section 2.05, the following terms shall have the following meanings:

                  "Break Date" means, with respect to any Break Event, the date on which such Break Event occurs.

                  "Break Event" means any voluntary or mandatory (whether as a result of acceleration, a Change of Control or otherwise) repayment of all or any portion of any Loan prior to the Final Payment Date.

                  "Current Floating Rate" means, with respect to the Reference Swap, LIBOR determined two London banking days prior to the Interest Payment Date next preceding the Break Date, and with respect to the Redeployment Swap, LIBOR referred to in the definition of Redeployment Swap.

                  "LIBOR" means the London interbank offered rate appearing as of 11:00 a.m. (London time) on Telerate Page 3750.

                  "Loss" means, with respect to Bank One, an amount equal to the total amount required by Bank One, as determined in good faith by Bank One as of the Break Date, to compensate it for any losses, costs and expenses that it may incur as a result of the occurrence of the Break Event, including, without limitation, loss of bargain and any costs of maintaining, terminating, hedging or deploying any fixed rate or floating rate funding arrangements or commitments and/or any transactions employed to hedge differences arising between the Interest Rate (as defined in the Note) of the Loans and the floating rate cost of funds, as determined with reference to market interest rates or prices available or existing at or about the time of such Break Event.

                  "Present Value" means, in respect of any amount, the value of the amount on the Break Date after discounting such amount to present value from its respective due date at the Zero Coupon Rate in the case of fixed rate payments or at the Current Floating Rate of the Redeployment Swap in the case of floating rate payments.

                  "Redeployment Swap" means, with respect to a Break Event, an interest rate swap entered into at a rate per annum equal to the fixed rate a swap dealer would bid to enter into as a fixed rate payor, determined by Bank One in good faith (as of 2:00 p.m., Chicago time, two days prior to the Break Date) on the basis of the quotation Bank One would provide as a fixed rate payor to another swap dealer (or if Bank One declines to provide such quotation for whatever reason, then on the basis of what a leading interest rate swap dealer selected by Bank One in good faith is willing to bid as a fixed rate payor to enter into the Redeployment Swap as quoted to Bank One on such date of determination) and having the same terms as the Reference Swap, except that it (i) commences on the Break Date, (ii) has equal fixed payments and (iii) has an initial floating rate payment calculated at LIBOR plus 1.65% per annum determined on the Break Date for U.S. Dollar deposits having a maturity equal to the period from such Break Date to the next succeeding Interest Payment Date, or, if there exists no LIBOR rate for U.S. Dollar deposits of such maturity, maturing immediately before or immediately after such maturity, whichever is higher. If the Redeployment Swap has a notional amount less than $5,000,000, then the Redeployment Swap will be deemed to have a notional amount of $5,000,000 for the sole purpose of obtaining any such quotation.

                  "Reference Swap" means an interest rate swap (i) deemed to have been entered into as of the date hereof and commencing on the Closing Date, (ii) having a notional amount at any time equal to that part of the aggregate principal amount of the Loans originally scheduled to be outstanding at such time and which has become subject to the Break Event, (iii) maturing on the Final Payment Date and (iv) obligating the floating rate payor to make payments on each Interest Payment Date at LIBOR determined two London banking days before the next preceding Interest Payment Date for three-month U.S. Dollar deposits plus 1.65% per annum, calculated for actual days elapsed on a 360-day year basis, in exchange for receiving fixed rate payments from a fixed rate payor on such dates calculated at such rates as set forth on Schedule 2.05(A) hereto (each such rate, the "Reference Fixed Rate", which the parties agree was the swap market rate when the Interest Rate was set), calculated for actual days elapsed on a 360-day year basis.

                  "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

                  "Zero Coupon Rate" means the rate of interest charged for a future single payment assuming no interest payments prior to the payment date. Each fixed payment will be discounted using the Zero Coupon Methodology. The Zero Coupon Rate for each fixed payment date will be determined using the appropriate LIBOR rate and the rates implied by the "90 Day Euro$" futures contracts at the Chicago Mercantile Exchange (IMM) at IMM Settlement (2:00 p.m. Chicago time) two days prior to the Break Date as appropriate to the respective payment dates.

                  "Zero Coupon Methodology" means the discounting methodology set forth on Schedule 2.05(B) hereto.

                  (c) In the event that any Eligible Person identified as an anticipated Borrower by the Company on the list furnished pursuant to Section 2.01(a) elects not to borrow on the Closing Date its Loan in the amount specified on such list, which election is made after determination of the Interest Rate (as defined in the Note) or any Loan contemplated by such list is not made on the Closing Date for any other reason (other than a breach by a Lender of its obligations hereunder), the Company and the REIT will indemnify each Lender upon demand for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost (including lost profits) incurred in liquidating or employing deposits acquired to fund or maintain its Loan or in terminating or unwinding any interest rate exchange or similar arrangement entered into by such Lender in connection with such Loan. Such loss or cost, in the case of Bank One only, will be calculated in accordance with
Section 2.05(a).

                  (d) Each Guarantor jointly and severally agrees that (i) in the event of any repayment of all or any portion of the principal of any Borrower's Loan prior to the Final Payment Date and after the occurrence of a Program Event of Default or a Borrower Event of Repayment described in Section 6(vi) of such Borrower's Note or (ii) in the event of a voluntary repayment in full of the principal of any Borrower's Loan prior to the Final Payment Date following such Borrower's election within 30 days after such Borrower's Disability or Retirement (each as defined in such Borrower's Note) to make such repayment, then in either such event, such Guarantor shall upon demand indemnify each Lender against and promptly make payment to the Lenders of any Early Payment Fee which, but for the last sentence of Section 7 of such Borrower's Note, would have been due from such Borrower in respect of such repayment pursuant to such Section 7.

                  (e) In addition, if for any reason any Early Payment Fee which by the terms of a Borrower's Note is payable by such Borrower is not recoverable in full from such Borrower or the Guarantors pursuant to the terms of the applicable Note or Article VII, each Guarantor agrees, as its joint and several independent primary obligation, to pay such amount to the applicable Lender (without duplication of amounts otherwise paid) upon demand as additional consideration for entering into this Agreement and funding the Loans.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

         3.01 Conditions to Obligations to Make Loans. The obligations of the Lenders to make Loans shall be subject to the fulfillment of each of the following conditions precedent and receipt by the Agent, with sufficient copies for each Lender, of each of the following (each such document to be in form and substance reasonably satisfactory to the Agent and its counsel):

                  (a) Agreement. An executed original of this Agreement, which shall be in full force and effect, together with all schedules and exhibits hereto.

                  (b) Notes. A Note duly executed by each Borrower evidencing the Loan to such Borrower, dated the Closing Date, and payable to the order of the Agent, for the benefit of all of the Lenders.

                  (c) Borrower Information. Each Borrower shall have delivered to the Agent a personal financial statement and other financial information as the Agent may reasonably request, in each case, in form and substance reasonably satisfactory to the Agent.

                  (d) Legal Opinions. A written opinion of (i) Hogan & Hartson L.L.P., counsel to the Company and the REIT, and (ii) Sirote & Permutt, P.C., local counsel to the Company and the REIT, each in form and substance reasonably satisfactory to the Agent.

                  (e) Letters of Direction. A Letter of Direction executed by each Borrower (and, if the applicable Borrower Account is a joint account, executed by each joint account holder).

                  (f) Charter Documents. Copies of the Organization Documents of each Guarantor, together with all amendments, and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of organization, together with such certificates of good standing issued by the Secretary of State of such other jurisdictions as shall be requested by the Agent.

                  (g) By-Laws and Resolutions. Copies, certified by the Secretary or Assistant Secretary of each Guarantor, of its by-laws, if applicable, and of its Board of Directors', Board of Trustees', members' or partners' resolutions authorizing the execution, delivery and performance of the Loan Documents to which such Guarantor is a party.

                  (h) Secretary's Certificate. An incumbency certificate, executed by the Secretary or Assistant Secretary of each Guarantor, which shall identify by name and title and bear the signature of the officers of such Guarantor authorized to sign the Loan Documents upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Guarantor.

                  (i) Officer's Certificate. A certificate, dated the Closing Date, signed by the chief financial officer of the Company and the REIT, stating that, as of the Closing Date, (i) the representations and warranties contained in Article IV are true and correct on and as of such date, (ii) on such date, no Program Event of Default or Unmatured Default has occurred and is continuing and (iii) since December 31, 1998, there has been no material adverse change in the financial condition, business, operations or prospects of any Guarantor.

                  (j) List of Borrowers and Loan Amounts. On the date hereof, a list identifying each anticipated Borrower and the principal amount of the Loan to be made to such Borrower.

                  (k) Account Applications. A completed account application and such other supporting documentation from each Borrower sufficient to open the Borrower Account of such Borrower.

                  (l) Interest Rates and Schedules. On the date hereof, the Company and the Agent shall have agreed to (i) the interest rates and other amounts to be inserted into each of the Notes where such rates and amounts are bracketed in the form of Note and (ii) the information to be included on
Schedule 2.05(A); and all of the schedules hereto and the other Loan Documents shall be completed on or prior to the Closing Date and be in form and substance reasonably satisfactory to the Agent.

                  (m) Fees. The Company shall have paid all fees in accordance with and at the times specified in the fee letter dated November 19, 1999 between the Company and Bank One.

                  (n) Other Documents. Such other documents as the Agent or its counsel may reasonably request.

         Subject to the following sentence, if each of the conditions precedent set forth in this Section 3.01 has not been fully satisfied or waived, and the Loans have not been made by the Lenders as contemplated hereunder, on or before February 1, 2000, then this Agreement and the other Loan Documents shall automatically terminate and be of no further force and effect without any further action by any party hereto or thereto, provided that all indemnification provisions set forth in the Loan Documents shall survive such termination. If all of the above conditions are satisfied on or before February 1, 2000, except with respect to one or more Borrowers (each a "Deficient Borrower"), any condition set forth in Section 3.01(b), (c), (e) or (k) is not satisfied, the Lenders shall not be obligated to make Loans to the Deficient Borrowers but shall remain obligated to make Loans to the other Borrowers. Solely for purposes of Section 3.01(b), (c), (e) and (k) only, required delivery shall be deemed to have been made to the Agent if arrangements for the delivery thereof have been made which are satisfactory to the Agent. In reliance upon the provisions of the Guaranty (and particularly
Section 7.03(xii)), the Lenders authorize the Agent to rely upon verbal assurances from the Company as to the expected delivery of any such items.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         4.01 Representations and Warranties. The Company and the REIT represent and warrant to the Agent and to each Lender as follows:

                  (a)      Existence, Power and Qualification.

                           (i)      The REIT is duly organized, validly existing
and in good standing under the laws of the State of Alabama, has the power and authority and the legal right to own its property and to conduct its business in the manner in which it is now conducted or hereafter contemplates conducting its business, and qualifies as a "real estate investment trust" under the applicable provisions of the Internal Revenue Code.

                           (ii)     The Company is duly organized, validly
existing and in good standing under the laws of the State of Delaware, has the power and authority and the legal right to own its property and to conduct its business in the manner in which it is now conducted or hereafter contemplates conducting its business, and is duly qualified and registered to do business under the laws of the State of Alabama and any other states where its ownership of property or conduct or proposed conduct of its business requires such qualification.

                  (b) Authority Hereunder. The Guarantors have the power and authority and the legal right to make, deliver and perform the Loan Documents to which they are a party. The Guarantors have taken all necessary action on their part to authorize the execution, delivery and performance of the Loan Documents to which they are a party, and the Guaranty contemplated hereby. No consent or authorization of, or filing with, any federal, state, county or municipal government, or any department or agency of any such government, is required of any Guarantor in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents, or the Guaranty contemplated hereby except, with respect to the offering of the Class A Units, filings required under state or federal securities laws which the Company or the REIT will make within thirty days of the date hereof.

                  (c) Due Execution and Enforceability. The Loan Documents have been duly executed and delivered on behalf of the Guarantors, and constitute the legal, valid and binding obligation of the Guarantors enforceable against the Guarantors in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and general principles of equity which may limit the availability of equitable remedies.

                  (d) Material Claims. There is no litigation, claim, lawsuit, investigation, action or other proceeding pending or, to the knowledge of the Guarantors, threatened before any court, agency, arbitrator or other tribunal which individually or in the aggregate could reasonably be expected to result in any material adverse change in the financial condition, operations, businesses or prospects of the Guarantors.

                  (e) Financial Statements Accurate. All financial statements heretofore or hereafter provided by the Guarantors are and will be true and complete in all material respects as of their respective dates and will fairly present the financial condition of the Guarantors, and there are no liabilities, direct or indirect, fixed or contingent, as of the dates of such statements which are not reflected therein or in the notes thereto or in a written certificate delivered with such statements. All financial statements have been or will be prepared in accordance with GAAP.

Since December 31, 1998, there has been no material adverse change in the financial condition, business, operations, or prospects of any Guarantor.

                  (f) No Defaults or Restrictions. There is no declared default under any agreement or instrument nor does there exist any restriction in the Organizational Documents of the Guarantors that causes or would cause a material adverse effect on the business, properties, operations or condition, financial or otherwise, of the Guarantors (except for restrictions applicable to real estate investment trusts under the Internal Revenue Code).

                  (g) Payment of Taxes. The Guarantors have filed all federal, state, and local tax returns which are required to be filed and have paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received by Company.

                  (h) Necessary Permits, Etc. The Guarantors possess all franchises, trademarks, permits, licenses, consents, agreements and governmental approvals that are necessary or required by any authority to carry on their businesses as now conducted. The Guarantors have received no notice of default or termination of any material agreement or any notice of noncompliance with any law, rule or regulation by which they are bound, which would cause a material, adverse effect upon the business, properties, operations or condition, financial or otherwise, of the Guarantors.

                  (i) Title to Assets. The Guarantors have good and marketable title to all of their assets subject only to immaterial liens and other liens not resulting in a violation of Section 5.02 (h)(vii).

                  (j) Compliance with Applicable Environmental Law. Except as set forth in Schedule 4.01(j), (i) the Properties and the Guarantors are not in violation of or the subject of any existing, pending or, to the best of the Guarantors' knowledge, threatened investigation or inquiry by any governmental authority and are not liable for any response costs or remedial obligations under any Applicable Environmental Law; (ii) the Guarantors have obtained all permits, licenses or similar authorizations necessary pursuant to any Applicable Environmental Law to construct, occupy, operate or use any buildings, improvements, fixtures or equipment located upon the Properties; (iii) the Guarantors have taken all steps reasonably necessary to determine and have determined that no petroleum products, oil, hazardous substances, or solid wastes have been disposed of or otherwise released on the Properties, other than quantities permitted by Applicable Environmental Law and which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the operations or financial condition of the Guarantors; and
(iv) the use which the Guarantors have made of the Properties has not resulted in the location on or disposal or other release of any petroleum products, oil, hazardous substances or solid waste on or to the Properties, other than quantities permitted by Applicable Environmental Law and which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the operations or financial condition of the Guarantors. The Guarantors hereby agree to pay any fines, charges, fees, expenses, damages, losses, liabilities, or response costs to the extent required by Applicable Environmental Law and to indemnify and forever save Lenders harmless from any and all judgments, fines, charges, fees, expenses, damages, losses, liabilities, response costs, and reasonable attorneys' fees and expenses incurred by the Lenders under any such Applicable Environmental Law. Each of the Guarantors agrees to notify Lenders in the event that any governmental agency or other entity notifies any of them that they may not be in compliance with any Applicable Environmental Law. The Guarantors agree to permit Lenders to have access to the Properties at all reasonable times and upon reasonable notice in order to conduct, at the Guarantors' expense, any tests which Lenders deem are necessary to ensure that the Guarantors and the Properties are in compliance with all Applicable Environmental Laws. Terms used in this Section 4.01(j) which are defined in any Applicable Environmental Law shall have the meanings given therein.

                  (k) Disclosure. Neither this Agreement nor any other document, financial statement, credit information, certificate or statement required herein to be furnished to Lenders by the Guarantors in connection with this Agreement contains any untrue, incorrect or misleading statement of material fact, and all of these documents taken as a whole do not omit to state a material fact necessary to make the statements contained herein not misleading. All representations and warranties made herein or any certificate or other document delivered to Lenders by or on behalf of the Guarantors, pursuant to or in connection with this Agreement, shall be deemed to have been relied upon by Lenders notwithstanding any investigation heretofore or hereafter made by Lenders or on their behalf, and shall survive the making of Advances as contemplated hereby.

                  (l) Controlled Companies. None of the Guarantors is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor is any Guarantor subject to regulation under the Public Utility Holding Act of 1935, the Federal Power Act, or any other law or regulation which relates to the incurring of debt, including, but not limited to, laws and regulations regulating common or contract carriers or the sale of electricity, gas, steam, water or other public utility services.

                  (m) Insolvency. The Guarantors are now and, after giving effect to the transactions contemplated hereby, at all times will be, solvent.

                  (n) ERISA. Each Guarantor is in compliance with all applicable material provisions of ERISA. No Guarantor has received any notice to the effect that it is not in full compliance with any of the requirements of ERISA and the regulations promulgated thereunder. No fact or situation that could result in a material adverse change in the financial condition of the Guarantors, including, but not limited to, any Reportable Event or Prohibited Transaction, exists in connection with any Employee Plan. Neither the Guarantors nor any of the Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

                  (o) Existing Debt. To the best of their knowledge, the Guarantors are not in default with respect to any of their existing Debt. The Guarantors have not received any written notice of a default or event of default from any creditor with respect to the Guarantors' Debt. The Total Liabilities of the Guarantors are, and will be, accurately and completely set forth in an attachment to the Compliance Certificate.

                  (p) Regulation T, U and X. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation T, Regulation U or Regulation X. Neither the making of any Loan, the providing of the Guaranty by the Guarantors, the use of the proceeds of the Loans, nor any other transaction contemplated hereby will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X. No Margin Stock has been pledged by any Borrower or by any other Person to secure the Reimbursement Obligations of such Borrower. No Reimbursement Obligations of any Borrower are or will be secured or "indirectly secured" (as defined in Regulation U) by any Margin Stock, except during such period of time after any Borrower's Class A Units are redeemed for Common Shares and such Common Shares remain unsold.

                  (q) No Conflict; Government Consent. Neither the execution and delivery by the Company or the REIT of any Loan Document, nor the consummation of the transactions therein contemplated (including the incurrence by each Borrower of its Reimbursement Obligations), nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company, any of the Company's Subsidiaries or the REIT or the Company's or the REIT's Organization Documents, Regulation T, U or X, or the provisions of any material indenture, instrument or agreement to which the Company, its Subsidiaries or the REIT is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of the Company, any of the Company's Subsidiaries or the REIT pursuant to the terms of any such indenture, instrument or agreement.

                  (r) Copy to Borrowers. The Company has furnished a copy of this Agreement to each Borrower.

                  (s) Adoption of the Program. The Program has been duly adopted, and the Program and the issuance of the Class A Units pursuant thereto have been duly approved, by all requisite partnership and corporate action, as the case may be, on behalf of the Company and the REIT, and the Class A Units, when issued on the Closing Date, shall have been duly issued in compliance with all applicable laws and shall be fully paid and non-assessable. The offer, issuance, sale and delivery of the Class A Units to the Borrowers do not require registration under the Securities Act. The Common Shares issuable upon redemption of the Class A Units have been duly authorized and reserved for issuance and sale upon redemption of the Class A Units, and the Common Shares, when issued and delivered by the REIT upon such redemption, will be validly issued and fully paid and nonassessable.

                  (t) Borrower Event of Repayment. To the actual knowledge of the Company and the REIT, no event has occurred and is continuing or would result from the making of the Loans, that constitutes a Borrower Event of Repayment with respect to any Borrower or would constitute a Borrower Event of Repayment with respect to any Borrower but for the requirement that notice be given or time elapse or both.

                  (u) Event of Default under Existing Credit Agreement. No "Event of Default" (as such term is defined in the Existing Credit Agreement) or event which, with notice or the lapse of time or both, would constitute an "Event of Default" has occurred and is continuing.

                  (v) Other Securities. No unit of limited partnership interest or other evidence of beneficial interest in the Company is registered or has unlisted trading privileges on a national securities exchange or is an over-the-counter security designated as qualified for trading in the Nasdaq National Market System under a designation plan approved by the Securities and Exchange Commission.

                                    ARTICLE V

                                    COVENANTS

         5.01 Affirmative Covenants. So long as any Loan or any Obligation shall remain unpaid or any Commitment shall remain in effect, the Company and the REIT agree that:

                  (a) Insurance. The Company and the REIT will maintain insurance with insurance companies satisfactory to Lenders on such of their Properties, in such amounts and against such risks as is customarily maintained in similar businesses operating in the same vicinities, and file with Agent upon request, from time to time, a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, dates of expiration thereof, and the Properties and risks covered thereby, and within ten (10) days after notice in writing from Agent shall obtain additional insurance as Lenders may reasonably request. The Company and the REIT shall give Agent prompt notice of any casualty loss in excess of $1,000,000 occurring at any of the Properties.

                  (b) Maintenance of Existence. The Company and the REIT will maintain their existence and, in each jurisdiction in which the character of the properties owned by the Company or the REIT or in which the transaction of their businesses makes qualification necessary, maintain such qualification and good standing except where the failure to be so qualified and in good standing would not have a material adverse effect on the operations or financial condition of the Company or the REIT.

                  (c) Compliance with Laws; Payment of Claims. The Company and the REIT will comply in all material respects with all applicable laws, rules, regulations and orders (including, without limitation, Applicable Environmental Laws and ERISA); paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon the Company and the REIT or upon their income or profits or upon any of their Properties; and paying all lawful claims, which if unpaid, might become a Lien upon any of their Properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the nonperformance or nonpayment thereof and with respect to which adequate reserves have been set aside for payment thereof.

                  (d) Accrual and Payment of Taxes. The Company and the REIT will accrue all current tax liabilities of all kinds, all required withholdings of income taxes of employees, all required old age and unemployment contributions, and pay the same when they become due, unless appropriate extensions are obtained.

                  (e) Maintenance of Properties. The Company and the REIT will keep all of their properties, including the Properties, in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements as is necessary for items that have become obsolete or worn in the ordinary course of business, and comply with the provisions of all leases to which the Company and the REIT are parties or under which they occupy property so as to prevent any loss or forfeiture thereof or thereunder.

                  (f) Other Indebtedness. The Company and the REIT will duly and punctually pay or cause to be paid all principal and interest of (and fees related to) any indebtedness of the Company and the REIT to Lenders or to other creditors, comply with and perform all conditions, terms and obligations of the notes or other instruments evidencing such indebtedness and the mortgages, deeds of trust, security agreements and other instruments evidencing security for such indebtedness.

                  (g) Examination and Visitation By Lenders. At any reasonable time and from time to time upon reasonable notice and during normal business hours, the Company and the REIT will permit Lenders or their representatives to examine and make copies and abstracts from the records and books of account of, and visit the properties of, the Company and the REIT, and to discuss the affairs, finances and accounts of the Company and the REIT with any of their respective officers, directors, trustees or employees.

                  (h) Accounting Records. The Company and the REIT will keep adequate records and books of account, with complete entries made in accordance with GAAP consistently applied, reflecting all of their financial transactions.

                  (i) Maintenance of Permits, Etc. The Company and the REIT will obtain, maintain and preserve all permits, licenses, authorizations, approvals, certificates and accreditation which are necessary for the proper conduct of their businesses.

                  (j) Conduct Business. The Company and the REIT will conduct their businesses as now conducted and do all things necessary to preserve, renew and keep in full force and effect their rights and franchises necessary to continue such businesses.

                  (k) Correction of Defect, Etc. On request of Lenders, the Company and the REIT will promptly correct any scrivener's error which may be discovered in the contents of the Loan Documents, or in the execution thereof, and execute and deliver such further instruments and do such further acts as may be necessary or as may be reasonably requested by Lenders to carry out more effectively the purposes of this Agreement.

                  (l) Financial and Other Information. The Company and the REIT will provide Lenders with the following financial statements and other information on a continuing basis:

                           (i)      Within one hundred (100) days after the end
of the respective fiscal years of the Company and the REIT, annual audited consolidated financial statements of the Company and the REIT, prepared by a nationally recognized accounting firm or an independent certified public accounting firm acceptable to the Lenders, which statements shall include a balance sheet and a statement of income and expenses for the year then ended and consolidated and consolidating schedules.

                           (ii)     Within fifty (50) days after the end of each
fiscal quarter, unaudited financial statements of the Company and the REIT, prepared in accordance with GAAP and consistent with the annual statements, which statements shall include a detailed balance sheet and statement of income and expenses for the quarter then ended and shall be certified by the treasurer or chief financial officer of the Company and the REIT to be true and correct.

                           (iii)    Simultaneously with the filing or mailing
thereof, copies of any filings made by the REIT with the Securities and Exchange Commission or mailings made by the REIT to its shareholders, including, without limitation, copies of the REIT's proxy statements, annual reports, Form 10-K, Form 10-Q, and Form 8-K (if filed).

                           (iv)     To the extent either the Company or the REIT
is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any governmental authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Company or the REIT or its respective properties, assets or business which, if determined or resolved adversely to the Company or the REIT, could have a material adverse effect on the operations or financial condition of the Company or the REIT.

                           (v)      Prompt notice of any amendment to any
Organizational Documents of the Company or the REIT.

                           (vi)     Prompt notice of any change in the senior
management of the Company or the REIT. For purposes hereof, "senior management" means Thomas H. Lowder, Howard B. Nelson, Jr., Paul Earle, Reynolds Thompson, John Hughey, Charles McGehee and John Rigrish.

                           (vii)    Prompt notice of any change in the business,
assets, liabilities, financial condition, results of operations or business prospects of the Company or the REIT or any Subsidiary which has had or may have a material adverse effect on the operations or financial condition of the REIT and its Affiliates taken as a whole.

                           (viii)   Prompt notice of the occurrence of any
Unmatured Default or Program Event of Default hereunder.

                           (ix)     Prompt notice of the acquisition,
incorporation, or other creation of any Subsidiary, the purpose for such Subsidiary, and the nature of the assets and liabilities thereof.

                           (x)      Promptly upon receipt thereof, copies of all
reports, if any, submitted to the Company or the REIT or to the Company's or the REIT's Board of Directors, Board of Trustees, or partners, as applicable, by its independent public accountants, including, without limitation, any management report.

         Lenders reserve the right to require such other financial information of the Company or the REIT, at such other times, as Lenders shall deem reasonably necessary and the Company and the REIT agree promptly to provide such information to Lenders.

                  (m) Compliance Certificate. At the time of furnishing the quarterly financial statements required under the foregoing Section, within ten
(10) Business Days of any purchase, sale, acquisition, merger, or similar transaction wherein the value of the transaction equals or exceeds $25,000,000, the assumption of additional debt in excess of $10 million, the Company and the REIT shall submit to Lenders a compliance certificate in the form attached hereto as Exhibit D, with all information completed, attached, and certified by the treasurer or chief financial officer of the Company and the REIT as complete and correct.

                  (n) Employee Plan Reports and Notices. The Company and the REIT will, upon request, promptly furnish to Lenders after the filing or receipt thereof, copies of all reports and notices, if any, which the Company and the REIT file under the Internal Revenue Code or ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor, or which the Company and the REIT receive from any such agency, with respect to any Employee Plan, if any of the information therein could form the basis of, or any dispute referred to therein which, if determined adversely to the Company and the REIT, could constitute or give rise to a Program Event of Default.

                  (o) REIT Status. The REIT will maintain its status as a real estate investment trust, as defined in the Internal Revenue Code.

                  (p) Registration of Stock of the REIT. The Company and the REIT shall cause the Common Shares to be listed on the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System at all times.

                  (q) Key Officers. The Company and the REIT shall cause Thomas H. Lowder to remain as chief executive officer and chairman of the board of directors or trustees of the Company and the REIT; provided, however, that his removal or resignation from such positions shall not constitute a breach of this covenant if such removal or resignation results from his death or disability, or is for cause.

                  (r) Environmental Laws. The Company and the REIT will comply, and cause all of their Affiliates to comply, with all Applicable Environmental Laws. If the Company or the REIT shall (a) receive notice that any violation of any Applicable Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Company or the REIT alleging violations of any Applicable Environmental Laws or requiring the Company or the REIT to take any action in connection with the release of hazardous materials, or (c) receive any notice from a governmental authority or private party alleging that the Company or the REIT may be liable or responsible for any costs associated with a response to or cleanup of a release of a hazardous material or any damages caused thereby, and such notices, individually or in the aggregate, could have a material adverse effect on the operations or financial condition of the Company or the REIT, the Company or the REIT shall provide Agent with a copy of such notice within thirty (30) days after the receipt thereof by the Company or the REIT. Within thirty (30) days after any Guarantor learns of the enactment or promulgation of any new Applicable Environmental Law which could reasonably be expected to have a material adverse effect on the operations or financial condition of the Company or the REIT, the Company or the REIT shall provide Agent with notice thereof. The Company and the REIT shall promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Applicable Environmental Laws. If the Company and the REIT are notified as set forth herein, or otherwise become aware, that any of the Properties are in violation of Applicable Environmental Laws, the Company and the REIT shall, within 180 days of the Company's and the REIT's receipt of such notice or actual knowledge of such violation, deliver to Agent an estimate of the cost to remediate and/or otherwise cure such violation, which estimate must be from a licensed environmental firm or engineer reasonably acceptable to Agent. The Company and the REIT agree to remedy and/or cure any such violation within the time periods permitted therefor by Applicable Environmental Laws or any governmental authorities acting in accordance with Applicable Environmental Laws.

                  (s) Addition/Removal of Properties to/from the Pool. The Company and the REIT represent and warrant to Lenders that the Pool Properties meet the requirements for inclusion in the Pool as set forth in the definition of "Pool" in Article I of this Agreement and agree to comply with the terms and provisions of the Existing Credit Agreement with respect to the addition and removal of Properties to/from the Pool.

                  (t) Additional Guarantors. The Company and the REIT shall cause (i) any Person which becomes a Wholly-Owned Subsidiary of the Company or the REIT and which owns any Pool Property and (ii) so long as the Existing Credit Agreement or any successor agreement thereto remains in effect, any Person who guarantees any obligations of the Company or the REIT thereunder to become a Guarantor under this Agreement by executing within ten Business Days thereafter (and in any event upon demand by the Agent) a joinder agreement in the form of Exhibit C hereto in form and substance satisfactory to the Agent guarantying the prompt payment of the Guaranteed Debt in full when due and shall assume and agree to all conditions and terms set forth in Article VII hereof; provided that such joinder agreement shall exclude from its terms the guaranty of any Loan for so long as the granting of such guaranty with respect to such Loan would result in a violation of Regulation U; provided further that no such joinder agreement will provide for the guaranty of any Loan to a Borrower who has had his or her Class A Units purchased pursuant to the Program redeemed for Margin Stock; and provided further that such joinder agreement will provide that any Person which is required at any time to be a Guarantor solely by virtue of
Section 5.01(t)(i) above and which (1) ceases to own any Pool Property and (2) has repaid in full any outstanding loans or advances made to it pursuant to
Section 5.02(k)(iii) shall, if no Program Event of Default or Unmatured Default is then pending, be automatically released as a Guarantor at such time.

                  (u)      Year 2000 Representations and Warranties.

                           (i)      The Company and the REIT have (a) begun
analyzing the operations of such Person and its Affiliates that could be adversely affected by failure to become Year 2000 compliant (that is, that computer applications, imbedded microchips and other systems will be able to perform date-sensitive functions prior to and after December 31, 1999) and; (b) developed a plan for becoming Year 2000 compliant in a timely manner, implementation of which is on schedule in all material respects. Each of the Company and the REIT reasonably believes that it will become Year 2000 compliant for its operations and those of its Affiliates on a timely basis except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect upon the financial condition of such Person.

                           (ii)     The Company will promptly notify Lenders in
the event the Company or the REIT determines that any computer application which is material to the operations of the Company or the REIT, its Subsidiaries or any of its material vendors or suppliers will not be fully Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a material adverse effect upon the financial condition of the Company or the REIT.

                  (v) Investments Covenant. Investments by the Company, the REIT or any other Guarantor (other than Investments in the Company, in the REIT or, only for so long as any such Person remains a Guarantor, in any other Guarantor) shall not exceed fifteen percent (15%) of GAV ("Investments Covenant"). However, if the Company receives a BBB/Baa3 rating from a Qualified Rating Agency, then the Investments Covenant shall be increased to twenty percent (20%).

                  (w) Borrower Event of Repayment. As soon as possible, and in any event within five Business Days after any member of senior management of the Company shall have actual knowledge of the occurrence of a Borrower Event of Repayment under any Note, a statement of an executive officer of the Company setting forth the details of such Borrower Event of Repayment. For purposes hereof, "senior management" means Thomas H. Lowder, Howard B. Nelson, Jr., Paul Earle, Reynolds Thompson, John Hughey, Charles McGehee, John Rigrish and Robert
A. Jackson.

                  (x) Subordinated Debt. If at any time hereafter any Guarantor shall incur any Debt which is subordinated in right of payment to the obligations of any Guarantor under the Existing Credit Agreement or any successor agreement to the Existing Credit Agreement, such Guarantor shall give prompt notice of such fact to the Agent and shall cause such subordinated obligations to at all times be subordinated in right of payment to the Obligations under this Agreement to the same extent as such subordinated obligations are subordinated to the obligations of such Guarantor under the Existing Credit Agreement or any successor agreement thereto.

                  (y) Collateral Security. In the event that the Existing Credit Agreement or any other agreement which refinances or otherwise replaces the Existing Credit Agreement becomes secured by any assets or property, or is guarantied by any Person, then the Guarantors shall give prompt notice of such fact to the Agent and shall, to the extent doing so would not result in a violation of Regulation U, cause the Obligations to be equally and ratably secured by such assets or property and equally and ratably guarantied by such Person pursuant to documentation satisfactory to the Required Lenders, in all cases within ten (10) Business Days after the triggering grant of securities or guaranty.

                  (z) Use of Proceeds. The Company will apply the proceeds of the Loans to each Borrower to payment in full of the purchase price of the Class A Units being acquired by such Borrower under the Program.

                  (aa) Letter of Direction. Each of the Company and the REIT will comply with the directions to it set forth in any Letter of Direction delivered to it by a Borrower.

         5.02 Negative Covenants. So long as any Loan or any Obligation shall remain unpaid or any Commitment shall remain in effect, the Company and the REIT agree that:

                  (a) Debt. The Company and the REIT shall not create, incur or assume any Debt (other than the "Loans" (as defined under the Existing Credit Agreement)) or obligation for money borrowed, or guarantee, or endorse, or otherwise be or become contingently liable in connection with the obligations of any Person unless prior to any such transaction, and immediately following such transaction, the Company and the REIT will be in compliance with all terms, covenants, and conditions (including, without limitation, financial covenants) of the Loan Documents.

                  (b) Merger, Consolidation, Etc. Neither the Company nor the REIT will enter into any merger, consolidation or similar transaction unless
(i) following such transaction, the Company or the REIT will continue to be engaged solely in the business of ownership, development, management, and investment in real estate and (ii) the Company or the REIT is the surviving entity of such transaction.

                  (c) Sale or Disposition of Substantially All Assets. The Company and the REIT will not sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of their assets (whether now or hereafter acquired).

                  (d) Other Disposition of Assets. The Company and the REIT will not sell, lease, transfer or otherwise dispose of assets, unless any such disposition shall be in the ordinary course of business for full and fair consideration, which in no event shall include a transfer for full or partial satisfaction of a pre-existing debt without prior written notice to Agent (it being understood that in the ordinary course of business the Company and the REIT sell and dispose of Properties).

                  (e) ERISA Funding and Termination. The Company and the REIT will not permit (a) the funding with respect to any Employee Plan ever to be less than the minimum required by ERISA or (b) any Employee Plan ever to be subject to involuntary termination proceedings.

                  (f) Transactions with Affiliates. The Company and the REIT will not, without the prior written consent of Lenders, enter into any transaction with an Affiliate (other than the Company or the REIT, as the case may be) other than in the ordinary course of the Company's and the REIT's business and on fair and reasonable terms no less favorable to the Company and the REIT than those that parties would obtain in a comparable arms-length transaction with a Person not an Affiliate; provided, however, that such consent shall not be required unless the total value of the property or services represented by transactions which are not in the ordinary course of business and on fair and reasonable terms ("Prohibited Transactions"), when added to the total value of all property or services represented by prior Prohibited Transactions and consummated after the Closing Date, exceeds $16,000,000; provided that a Prohibited Transaction consisting of a loan shall not, to the extent repaid, be included in calculating the amount set forth above.

                  (g)      Distributions.

                           (i)      The REIT's distributions to shareholders,
from and after the date hereof, shall not exceed 95% of Funds From Operations through the date of any such distribution. After a Program Event of Default, the REIT shall not make any distributions or other payments to shareholders in excess of the minimum amounts required in order for the REIT to maintain its status as a real estate investment trust, as defined in the Internal Revenue Code. After a Program Event of Default specified in Section 6.01(b), (e) or (f), the REIT shall not make any distributions or other payments to shareholders without the prior written consent of the Lenders.

                           (ii)     The Company's distributions to partners,
from and after the date hereof, shall not exceed 95% of Funds From Operations through the date of any such distribution. After a Program Event of Default, the Company shall not make any distributions or other payments to its partners in excess of the minimum amounts required in order for the REIT to maintain its status as a real estate investment trust, as defined by the Internal Revenue Code. After a Program Event of Default specified in Section 6.01(b), (e) or (f), the Company shall not make any distributions or other payments to partners without the prior written consent of the Lenders.

                  (h) Financial Covenants. The Company and the REIT shall not at any time permit:

                           (i)      the ratio of EBITDA to Interest Expense to
be less than 2.0 to 1.0;

                           (ii)     the ratio of EBITDA to Fixed Charges to be
less than 1.75 to 1.0;

                           (iii)    the ratio of Pool EBITDA to Unsecured
Interest Expense to be less than 2.0 to 1.0;

                           (iv)     the ratio of Pool GAV to Unsecured
Liabilities to be less than 1.60 to 1.0;

                           (v)      the ratio of Debt to Total Market
Capitalization to exceed fifty-five percent (55%);

                           (vi)     the ratio of Total Liabilities to GAV to
exceed fifty-five percent (55%);

                           (vii)    the ratio of Secured Liabilities to GAV to
exceed thirty-five percent (35%); or

                           (viii)   the ratio of total preferred stock of the
REIT to Total Market Capitalization to exceed fifteen percent (15%).

                  (i) Change in Business. Make any material change in the nature of the business of the Company and the REIT as carried on at the date hereof.

                  (j) Changes in Accounting; Fiscal Year. Change the methods of accounting of the Company and the REIT unless such change is permitted by GAAP and provided such change does not have the effect of curing or preventing what would otherwise be a Program Event of Default had such change not taken place, or change the date of its fiscal year end.

                  (k) Loans or Advances. Neither the Company nor the REIT shall make loans or advances to any Person without the prior written consent of the Lenders except as permitted or contemplated herein and except:

                           (i)      loans or advance to employees, directors and
trustees not exceeding $16,000,000 in the aggregate principal amount outstanding at any time;

                           (ii)     deposits required by government agencies or
public utilities;

                           (iii)    loans or advances from the Company to the
REIT or other Guarantors or from the REIT to the Company or other Guarantors; and/or

                           (iv)     other loans and advances by the Company or
the REIT to any Person which (x) are evidenced by notes and (y) are in any amount which, together with Investments permitted by clause (vi) of Section 5.02(l), do not exceed fifteen percent (15%) of GAV as of the end of the most recent Fiscal Quarter. However, if the Company receives a BBB/Baa 3 rating from a Qualified Rating Agency, then the foregoing percentage shall be increased from fifteen percent (15%) to twenty percent (20%).

                  (l) Investments. Neither the Company nor the REIT shall make Investments after the Closing Date in any Person except as permitted by
Section 5.02(k) and except Investments in:

                           (i)      direct obligations of the United States
Government maturing within one (1) year;

                           (ii)     certificates of deposit issued by a
commercial bank whose credit is satisfactory to the Agent;

                           (iii)    commercial paper rated A1 or the equivalent
thereof by S&P or P1 or the equivalent thereof by Moody's and in either case maturing within six (6) months after the date of acquisition;

                           (iv)     tender bonds the payment of the principal of
and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by S&P and Aa or the equivalent thereof by Moody's;

                           (v)      Investments consisting of the acquisition of
all or substantially all of the assets or stock or another Person permitted by
Section 5.02(b); and/or

                           (vi)     other Investments by the Company and the
REIT in an amount which together with loans and advances permitted by clause
(iv) of Section 5.02(k), do not exceed fifteen percent (15%) of GAV as of the end of the most recent Fiscal Quarter. However, if the Company receives a BBB/Baa 3 rating from a Qualified Rating Agency, then the foregoing percentage shall be increased from fifteen percent (15%) to twenty percent (20%).

                  (m) Margin Regulations. Neither the Company nor the REIT will (i) permit any Reimbursement Obligation of any Borrower to be secured or "indirectly secured" (within the meaning of Regulation U) by any Margin Stock or
(ii) terminate, amend, waive or otherwise modify any Reimbursement Agreement if, in either case, as a result thereof there would exist a violation by any Person of Regulation T, U or X. For so long as such Borrower's Loan has not been paid in full, the Company shall not permit the redemption for Common Shares of any Borrower's Class A Units held as collateral for such Borrower's Reimbursement Obligations unless arrangements are in place to promptly sell such Common Shares and apply the proceeds thereof to the applicable Loan or Reimbursement Obligations.

                                   ARTICLE VI

                     PROGRAM EVENTS OF DEFAULT; ACCELERATION

         6.01 Program Events of Default. Each of the following events, acts, occurrences or conditions shall constitute a "Program Event of Default":

                  (a) Any representation or warranty made by or on behalf of any Guarantor, under or in connection with this Agreement shall be materially false or misleading as of the date on which made;

                  (b) Any of the Guarantors shall fail to perform or observe any term, covenant or agreement set forth in Section 5.01(l)(i) or (ii), 5.01(m) (to the extent applicable to quarterly compliance certificates) or 5.02 or in Article VII.

                  (c) Any Guarantor shall fail to perform or observe any term, covenant or agreement (other than those specified in (a) and (b) above) contained in any Loan Document to be performed or observed by such Guarantor, and such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Guarantors by Agent; provided, however, that if such failure cannot, with reasonable diligence, be fully cured within such thirty (30) day period, the period for cure shall be extended for up to an additional sixty (60) days, as long as (i) within the initial thirty (30) days, the Guarantors commence such cure and provide the Agent with written notice that such failure cannot be fully cured within such initial thirty (30) day period and (ii) the Guarantors proceed to complete such cure with due diligence and as soon as practicable within the additional sixty (60) day period.

                  (d) Any Guarantor shall be generally not paying its debts as they become due or shall make a general assignment for the benefit of creditors; or any petition shall be filed by or against any one or more of the Guarantors under the federal bankruptcy laws, or any other proceeding shall be instituted by or against such Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Guarantor or any substantial part of its property (provided, that as to any involuntary proceeding, such shall not constitute a Program Event of Default unless the same is not dismissed or vacated within sixty (60) days of the date of such filing); or any one or more of the Guarantors shall take any action to authorize or effect any of the transactions set forth above in this
Section 6.01(d).

                  (e) Acceleration prior to maturity of an aggregate of $10,000,000 or more of Debt or guarantees of Debt of one or more of the Guarantors or any event shall occur or condition exist under the Existing Credit Agreement, the effect of which is to cause, or permit the holder or holders of such Debt to cause, such Debt to become due prior to its stated maturity.

                  (f) Any Guarantor shall disavow, revoke, terminate or deny that it has any further liability under any Loan Document to which it is a party, or shall give notice to such effect, or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any governmental authority the validity or enforceability of this Agreement or any other Loan Documents, or the Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability thereof.

                  (g) A judgment or order for the payment of money (not fully covered by insurance as to which the insurance company has acknowledged coverage in writing) shall be entered against any Guarantor by any court or other tribunal which exceeds, individually or together with all other such judgments or orders entered against the Guarantors, $5,000,000 in amount (or which shall otherwise have a material adverse effect on such Person's operations or financial condition), and such judgment or order shall continue for a period of thirty (30) days without being stayed or dismissed through appropriate appellate proceedings.

                  (h) (i) any Reportable Event with respect to an Employee Plan shall occur; (ii) any Employee Plan shall incur an "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA) for which a waiver has not been obtained in accordance with the applicable provisions of the Internal Revenue Code and ERISA; or (iii) any Guarantor is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Guarantor's complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan.

                  (i) Any order, judgment or decree is entered against any Guarantor decreeing the dissolution or split up of such Guarantor and such order remains undischarged or unstayed for a period in excess of thirty (30) days.

                  (j) There shall occur a Change of Control; provided, however, that no breach of Section 5.02 (other than Section 5.02(b) or 5.02(m)) shall give rise to a Program Event of Default unless, within five (5) Business Days after the receipt of notice thereof from the Agent, the Guarantors fail to either (i) deliver to the Agent a Standby Letter of Credit or (ii) pledge (pursuant to documentation (including legal opinions) reasonably satisfactory to the Agent) to the Agent, for the benefit of the Lenders, as security for the Obligations U.S. government securities satisfactory to the Agent having a value at least equal to one hundred and five percent (105%) of (1) the then outstanding principal amount of all Notes plus (2) the aggregate amount of all interest which has accrued on the Notes and is unpaid on such date plus (3) the amount of interest which would accrue on such principal of the Notes from such date to the Final Payment Date. Notwithstanding anything else herein, all requirements of notice shall be deemed eliminated if Agent is legally prevented from giving such notice by bankruptcy or other applicable law. In such event, the cure period, if any, shall then run from the occurrence of the event or condition of default rather than from the date of notice.

         6.02 Acceleration. If any Program Event of Default occurs and is continuing, the Agent, at the direction or with the consent of the Required Lenders, may, by notice to the Guarantors and the Borrowers, declare the Notes, all interest thereon and all Obligations to be forthwith due and payable, whereupon the Notes, all such interest and all Obligations shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind. Notwithstanding the terms of any Note, the Lenders shall not accelerate such Note except after five (5) days' notice of the applicable Borrower Event of Repayment to the Guarantors (during which time the Guarantors shall have the right to cure such Borrower Event of Repayment, if curable, and the Company shall have the right, so long as no Program Event of Default has occurred and is continuing, to execute and deliver a Novation Agreement pursuant to Section 12.02). Upon the request of the Guarantors after the occurrence and during the continuance of a Borrower Event of Repayment with respect to any Borrower, the Lenders shall, or shall direct the Agent to, declare the Loan of such Borrower and all interest thereon and related amounts to be forthwith due and payable to the fullest extent permitted by such Borrower's Note.

                  (a) In addition, if any Program Event of Default occurs, the Lenders may:

                           (i)      exercise the rights and remedies of setoff
and/or banker's lien against the interest of the Guarantors in and to every account and other property of the Guarantors which is in the possession of any of the Lenders or any Person which then owns a participating interest in the Loans, to the extent of the full amount of the Obligations of the Guarantors.

                           (ii)     proceed to protect and enforce their rights
by action at law (including, without limitation, bringing suit to reduce any claim to judgment), suit in equity and other appropriate proceedings including, without limitation, for specific performance of any covenant or condition contained in this Agreement or the other Loan Documents; and

                           (iii)    exercise any and all rights and remedies
afforded by the laws of the United States, the States of Alabama or Illinois or any other appropriate jurisdiction as may be available for the collection of debts and enforcement of covenants and conditions such as those contained in this Agreement and in the other Loan Documents.

                                   ARTICLE VII

                                    GUARANTY

         7.01 Guaranty of Payment. Each Guarantor hereby absolutely, irrevocably and unconditionally jointly and severally guarantees prompt, full and complete payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of (a) the principal of and interest on the Loans made by the Lenders to the Borrowers, (b) all other fees (including Early Payment Fees), reimbursements, indemnities and other obligations (including, without limitation, reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) incurred in connection with any enforcement of or collection under the Guaranty) of the Borrowers from time to time owing to the Lenders or the Agent pursuant to the Notes, (c) all obligations of the Borrowers in respect of any Overdraft (as defined in the Notes), the proceeds of which are used to pay principal, interest or other amounts owing in respect of the Notes and (d) with respect to each Other Guarantor, all obligations of, and amounts payable by, the Guarantors under this Agreement (collectively, the "Guaranteed Debt"). For purposes of this Article VII, "Obligor" means (a) any Borrower with respect to Guaranteed Debt described in clause (a), (b) or (c) of the preceding sentence and (b) the Guarantors with respect to any Guaranteed Debt described in clause (d) of the preceding sentence.

         7.02 Acceptance of Guaranty; No Setoffs. Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or incurrence of the Guaranteed Debt or any part thereof. Each Guarantor further waives all setoffs and counterclaims and presentment, protest, notice, filing of claims with a court in the event of receivership, bankruptcy or reorganization of any Obligor, demand or action on delinquency in respect of the Guaranteed Debt or any part thereof, including any right to require the Agent or the Lenders to sue any Obligor, any other guarantor or any other person obligated with respect to the Guaranteed Debt or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Debt or any part thereof.

         7.03 Nature of Guaranty; Continuing, Absolute and Unconditional. Each Guarantor hereby agrees that, to the fullest extent permitted by law, (a) its obligations hereunder shall be continuing, absolute and unconditional under any and all circumstances and not subject to any reduction, limitation, impairment, termination, defense (other than indefeasible payment in full), setoff, counterclaim or recoupment whatsoever (all of which are hereby expressly waived by it to the fullest extent permitted by law), whether by reason of any claim of any character whatsoever, including, without limitation, any claim of waiver, release, surrender, alteration or compromise and (b) the validity and enforceability of this Guaranty shall not be impaired or affected by any of the following: (i) any extension, modification or renewal of, or indulgence with respect to, or substitution for, the Guaranteed Debt or any part thereof or any agreement relating thereto at any time; (ii) any failure or omission to perfect or maintain any lien on, or preserve rights to, any security or collateral or to enforce any right, power or remedy with respect to the Guaranteed Debt or any part thereof or any agreement relating thereto, or any collateral securing the Guaranteed Debt or any part thereof; (iii) any waiver of any right, power or remedy or of any default with respect to the Guaranteed Debt or any part thereof or any agreement relating thereto or with respect to any collateral securing the Guaranteed Debt or any part thereof; (iv) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Debt or any part thereof, any other guaranties with respect to the Guaranteed Debt or any part thereof, or any other obligations of any person or entity with respect to the Guaranteed Debt or any part thereof; (v) the enforceability or validity of the Guaranteed Debt or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Debt or any part thereof; (vi) the application of payments received from any source to the payment of indebtedness other than the Guaranteed Debt, any part thereof or amounts which are not covered by this Guaranty even though the Lenders might lawfully have elected to apply such payments to any part or all of the Guaranteed Debt or to amounts which are not covered by this Guaranty; (vii) the insolvency, bankruptcy or any other change in the legal status of any Obligor; (viii) any change in, or the imposition of, any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Debt; (ix) the failure of any Obligor to take any action required in connection with the performance of the Guaranteed Debt; (x) the existence of any claim, setoff or other rights which such Guarantor may have at any time against any Obligor or any other guarantor in connection herewith or with any unrelated transaction; (xi) the disallowance of all or any portion of any of the Lenders' claims for repayment of the Guaranteed Debt under section 502 or 506 of the United States Bankruptcy Code; (xii) any waiver by the Agent or Lenders of any condition precedent set forth in Article III including, without limitation, any disbursement of funds to a Borrower who has not executed and delivered a Note or any disbursement of funds on the basis of a facsimile (rather than original) signature for any Note (it being understood that upon the disbursement of funds by the Agent or Lenders to the Company with respect to any Borrower identified to the Agent pursuant to Section 2.01(a) in the principal amount so identified for such Borrower, such amount shall for all purposes of this Guaranty be treated as a Loan outstanding to the applicable Borrower in accordance with the terms hereof and of the Note and shall be included in the Guaranteed Debt, in each case without respect to satisfaction of any such condition precedent); or (xiii) any other fact or circumstance which might otherwise constitute grounds at law or equity for the discharge or release of such Guarantor from its obligations hereunder, all whether or not such Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (i) through (xiii) of this Section. It is agreed that each Guarantor's liability hereunder is independent of any other guaranties or other obligations at any time in effect with respect to the Guaranteed Debt or any part thereof and that such Guarantor's liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by any Obligor of the Guaranteed Debt in the manner agreed upon among the Agent, the Lenders and any Obligor. To the extent that, by operation of Section 18 of any Note or otherwise, the Lenders are not entitled to collect any portion of the Guaranteed Debt in the amount and manner provided for in any Note (such portion being the "Excess Amount"), the Guarantors shall nevertheless be obligated to, and shall, pay to the Lenders, as additional consideration for entering into this Agreement, funding the Loans and thereby benefitting the Company and the Other Guarantors, an amount equal to such Excess Amounts. Such additional consideration shall be paid upon demand made on or after the date such Excess Amount was otherwise due. Notwithstanding any references contained in this Section 7.03 to the contrary, the parties hereto acknowledge that as of the Closing Date the Obligations will be unsecured.

         7.04 Dealings With Borrowers. In addition to the Guaranteed Debt, other credit may be granted or continued from time to time by the Lenders to the Borrowers without notice to or authorization from the Company regardless of any Borrower's financial or other condition at the time of any such grant or continuation, without affecting this Guaranty; provided no such other credit shall constitute Guaranteed Debt under this Agreement. Neither the Agent nor any Lender shall have an obligation to disclose or discuss with the Company its assessment of the financial condition of any Borrower.

         7.05 Subrogation. Each Guarantor shall be subrogated to all rights of the Agent and the Lenders against an Obligor in respect of any amounts paid to the Agent and the Lenders by such Guarantor in respect of such Obligor pursuant to the provisions hereof; provided, however, that none of the Guarantors shall be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation with respect to an Obligor until all of the principal of and interest on such Obligor's Note, if applicable, and all other Obligations of such Obligor, have been paid in full. In order to effect such subrogation, at the request of any Guarantor following the occurrence of such subrogation to such Guarantor, the Agent shall (and is hereby authorized by the Lenders to) assign to such Guarantor without recourse or warranty the rights of the Agent under the Note.

         7.06 Rights To Payments, Etc. In the event that acceleration of the time for payment of any of the Guaranteed Debt is stayed upon the insolvency, bankruptcy or reorganization of any Obligor, or otherwise, all such amounts shall nonetheless be payable by the Guarantors forthwith upon demand by the Agent or the Required Lenders. Each Guarantor further agrees that, to the extent that any Obligor makes a payment or payments to any of the Lenders on the Guaranteed Debt, or the Agent or the Lenders receive any proceeds of collateral securing the Guaranteed Debt, which payment or receipt of proceeds or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be returned or repaid to any Obligor, its estate, trustee, receiver, debtor in possession or any other party, including, without limitation, the Guarantors, under any insolvency or bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment, return or repayment, the obligation or part thereof which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date when such initial payment, reduction or satisfaction occurred.

         7.07     Miscellaneous.

                  (a) Any determination by a court of competent jurisdiction of the amount of any Guaranteed Debt owing by any Obligor to the Lenders shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made.

                  (b) Subject to the provisions of Section 7.06, this Guaranty shall continue in effect until this Agreement has terminated, the Guaranteed Debt has been paid in full and the other conditions of this Guaranty have been satisfied.

                  (c) In addition to and without limitation of any rights, powers or remedies of the Agent or the Lenders under applicable law, any time after maturity of the Guaranteed Debt, whether by acceleration or otherwise, the Agent or the Lenders may, in their sole discretion, with notice after the fact to the Guarantors and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of the Guaranteed Debt (i) any indebtedness due or to become due from any of the Lenders to the Guarantors and (ii) any moneys, credits or other property belonging to the Guarantors (including all account balances, whether provisional or final and whether or not collected or available) at any time held by or coming into the possession of any of the Agent or any Lender whether for deposit or otherwise.

                  (d) Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

                                  ARTICLE VIII

                                    THE AGENT

         8.01 Appointment; Nature of Relationship. Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent shall administer the Loans and the Loan Documents in substantially the same manner as the Agent administers similar loans for its own account. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article VIII. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent
(i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 1-201 of the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

         8.02 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

         8.03 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Company, the Other Guarantors, the Lenders or any Borrower for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction arose from the gross negligence or willful misconduct of such Person.

         8.04 No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Program Event of Default, Unmatured Default or Borrower Event of Repayment; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of any Borrower or any Guarantor or of any of the Guarantors' respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as the Agent or in its individual capacity). The Agent shall promptly deliver to the Lenders any documents delivered to the Agent by the Company or the REIT pursuant to subsection 5.01(l) herein.

         8.05 Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders Pro-rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

         8.06 Employment of Agents and Counsel. The Agent may execute any of its duties as the Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

         8.07 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

         8.08 Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Company or the Borrowers for which the Agent is entitled to reimbursement by the Company or the Borrowers under the Loan Documents, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this
Section 8.08 shall survive payment of the Obligations and termination of this Agreement.

         8.09 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Program Event of Default, Unmatured Default or Borrower Event of Repayment (other than any such event arising out of the failure of any Guarantor or Borrower to make a payment required by the terms hereof or of the Note to be made to the Agent) unless the Agent has received written notice from a Lender or the Company referring to this Agreement describing such Program Event of Default, Unmatured Default or Borrower Event of Repayment and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

         8.10 Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company, any of its Subsidiaries or any Borrower in which the Company, or such Subsidiary or such Borrower is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

         8.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Company and the Other Guarantors and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Each Lender represents that it is not subject to regulation under Regulation T (and all representations, warranties and covenants of the Guarantors herein with respect to Regulation T or Regulation X shall be deemed given in reliance upon the foregoing representation).

         8.12 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Guarantors, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Guarantors and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Guarantors and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Guarantors or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Guarantors shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article VIII shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

         8.13 Notes. The Agent shall retain possession of the Notes on behalf of the Lenders. Each Lender shall be entitled, upon request, to examine or receive a copy of any Note. The Agent shall have only the duty to exercise reasonable care in the custody and preservation of the Notes, which duty shall be fully satisfied if the Agent accords such Notes treatment substantially the same as that which it accords similar property owned by it. If any

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

Borrower has issued Replacement Notes (as defined in the Note) pursuant to
Section 17 of his or her Note, then upon the request of any Lender the Agent shall deliver to such Lender the Replacement Note payable to its order.

         8.14 Agent's Fee. The Company agrees to pay to the Agent, for its own account, the fees agreed to by the Company and Bank One pursuant to that certain letter agreement dated November 19, 1999, or as otherwise agreed from time to time.

         8.15 Delegation to Affiliates. The Company and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles VIII and XII.

                                   ARTICLE IX

                                RATABLE PAYMENTS

         9.01 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Advances (other than payments received pursuant to Section 2.05 or Section 12.10) in a greater proportion than its Pro-rata share of all such Loans, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                                    ARTICLE X

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

         10.01 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Company, the Other Guarantors and the Lenders and their respective successors and assigns, except that neither the Company nor any Other Guarantor shall have the right to assign its rights or obligations under the Loan Documents, provided that any assignment by any Lender must be made in compliance with Section 10.03. Notwithstanding the preceding sentence, any Lender may at any time, without the consent of the Company, any Other Guarantor or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof (to the extent of its Pro-rata interest therein) for all purposes hereof unless and until such payee complies with Section 10.03 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

         10.02    Participations.

                  (a) Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Advance owing to such Lender, any Note held by or payable to such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by any Guarantor under this Agreement or by the Borrowers under the Notes shall be determined as if such Lender had not sold such participating interests, and the Guarantors, the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

                  (b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver which effects any of the modifications referenced in clauses (a)(i) through (v) of Section 12.01.

                  (c) Benefit of Setoff. The Guarantors agree that each Participant shall be deemed to have the right of setoff provided in Section 7.07(c) in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided, that each Lender shall retain the right of setoff provided in Section 7.07(c) with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 7.07(c), agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 9.01 as if each Participant were a Lender.

         10.03    Assignments.

                  (a) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents, provided that with respect to any partial assignment, except as the Company and the Agent may otherwise consent, such Lender ratably assigns its interest in all of the Notes and, in the case of an assignment to a Person which is not a Lender or an Affiliate or Related Fund of a Lender, such assignment shall be in the minimum amount of $5,000,000 or, if less, all of the assigning Lender's interests in the Notes. Such assignment shall be substantially in the form from time to time specified by the Agent or in such other form as may be agreed to by the parties thereto. The consent of the Agent and, so long as no Program Event of Default is pending, the Company shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof. Such consent, in each case, shall not be unreasonably withheld.

                  (b) Effect; Effective Date. Upon (a) delivery to the Agent of a notice of assignment, substantially in the form from time to time specified by the Agent (a "Notice of Assignment"), together with any consents required by Section 10.03(a), and (b) payment of a $3,500 (or $1,000 in the case of an assignment to a Person which is a Lender or an Affiliate or Related Fund of a Lender) fee to the Agent by the transferor Lender for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, (a) such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and (b) the transferor Lender shall be released with respect to the percentage of the Loans assigned to such Purchaser without any further consent or action by any Guarantor, the Borrowers, the Lenders or the Agent. Upon the consummation of any assignment to a Purchaser pursuant to this Section 10.03(b), the transferor Lender, the Agent, the Borrowers and the Company shall make appropriate arrangements so that replacement Notes are issued to the Agent to be held on behalf of such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to the Agent to be held on behalf of such Purchaser, in each case in principal amounts reflecting their percentage of the Loans, as adjusted pursuant to such assignment.

         10.04 Dissemination of Information. The Company authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Company, its Subsidiaries and the Borrowers, provided such Person agrees in writing to keep such information confidential and use the same only for the purpose of making credit determinations in connection with the financing contemplated hereby and to enforce rights it may have, except that such Person shall not be restricted from disclosing such information as is
(a) required to be disclosed to any regulatory or administrative body or commission, (b) required to be disclosed by subpoena or similar process of applicable law, (c) disclosed to counsel, auditors, and other professional advisors used by such Person on a need-to-know basis, or (d) deemed necessary by such Person to be disclosed in conjunction with any litigation between the Company or any Borrower and such Person, or relating to the financing contemplated hereby.

         10.05 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States of America or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 12.18.

                                   ARTICLE XI

                                     NOTICES

         11.01 Giving Notice. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, by facsimile, first class U.S. mail or courier and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice delivered to the Company shall be deemed to have been delivered to the Other Guarantors. Any notice, if mailed and properly addressed with first class postage prepaid, return receipt requested, shall be deemed given three (3) Business Days after deposit in the U.S. mail; any notice, if transmitted by facsimile, shall be deemed given when transmitted if a confirmation of transmission to the addressee is then generated by the sender's fax machine (and a copy thereof is simultaneously posted in first class U.S.
mail); and any notice given by courier shall be deemed given when received by the addressee.

         11.02 Change of Address. The Company, any Other Guarantor, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.01 Amendments. Subject to the provisions of this Section 12.01 and subject to Section 12 of each of the Notes, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Guarantors or a Borrower, as applicable, may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders, the Guarantors hereunder or thereunder or waiving any Program Event of Default or Borrower Event of Repayment; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

                  (a) Extend the final maturity of any Loan or Note or reduce the principal amount thereof, or reduce the rate or amount, or extend the time of payment, of interest or fees or other amounts payable thereunder;

                  (b) Reduce the percentage specified in the definition of Required Lenders;

                  (c) Modify or waive compliance with any financial covenant set forth in Section 5.02(g) or (h);

                  (d) Release any Guarantor from its obligations under the Guaranty;

                  (e)      Amend this Section 12.01;

                  (f) Permit any assignment by any Guarantor of its Obligations or its rights hereunder; or

                  (g)      Amend Section 5.01(y).

                  Notwithstanding the foregoing, upon the agreement of the Company and the Agent as to the information to be included on Schedule 2.05(A), this Agreement shall be deemed amended to include such information on such Schedule. No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 10.03(b) or any administrative fee payable under any Note without obtaining the consent of any other party to this Agreement. The Agent and Lenders shall not consent to any amendment or modification of any Note increasing the principal amount thereof or the rate of interest payable thereon without the consent of the Company.

         12.02    Consent to Novation.

                  (a) The Lenders hereby authorize the Agent to from time to time, at the request of the Company and without their further consent, enter into Novation Agreements in substantially the form of Exhibit E hereto, pursuant to which and in accordance with the terms of which the Company shall be substituted as "Borrower" under the Notes of certain Borrowers and such Borrowers shall be released from their Obligations thereby. This authorization shall remain in effect as to each Lender until written notice of revocation has been received by the Agent from such Lender.

                  (b) The Agent shall provide notice to the Lenders promptly after entering into a Novation Agreement pursuant to this Section 12.02.

         12.03 Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Program Event of Default or an acquiescence therein. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 12.01, and then only to the extent in such writing specifically set forth. No waiver by the Agent or the Lenders of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by the Agent or the Lenders permitted hereunder shall in any way affect or impair the Agent's or the Lenders' rights or powers, or the obligations of any Guarantor under this Agreement. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

         12.04 Survival of Representations. All representations and warranties of the Guarantors contained in this Agreement or in any Loan Document shall survive delivery of the Notes and the making of the Loans herein contemplated.

         12.05 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

         12.06 Taxes. Any taxes (excluding taxes on the overall net income of any Lender and any corporate franchise taxes of any Lender) or other similar assessments or charges payable or ruled payable by any governmental authority in respect of the Loan Documents shall be paid by the Company (or the Borrowers, as provided in the Notes), together with interest and penalties, if any.

         12.07 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

         12.08 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Company, the Agent and the Lenders and supersede all prior agreements and understandings between the Company, the Agent and the Lenders relating to the subject matter thereof other than the fee letter dated November 19, 1999 between the Company and Bank One.

         12.09 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or the agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns. This Agreement is not intended to, and shall not be construed to, create any rights (contractual, equitable, pursuant to law or otherwise) in favor of any Borrower against the Agent, any Lender or any Guarantor and no Borrower in his or her individual capacity shall have the right to enforce any rights of any Guarantor hereunder. All obligations of the Guarantors hereunder shall be their respective joint and several obligations.

         12.10    Expenses; Indemnification.

                  (a) The Guarantors shall reimburse the Agent and the Arranger for any costs and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent and the Arranger, which attorneys may be employees of the Agent and the Arranger) paid or incurred by the Agent and the Arranger in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Guarantors also agree to reimburse the Agent, the Arranger and the Lenders for any costs and out-of-pocket expenses (including, without limitation, reasonable attorneys' fees and expenses and time charges of attorneys for the Agent, the Arranger and the Lenders, which attorneys may be employees of the Agent, the Arranger or the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. The Guarantors further agree to indemnify and hold harmless the Agent, the Arranger and each Lender, and their respective affiliates, agents, directors, officers and employees (the Agent, the Arranger and each of the aforementioned Persons being an "Indemnified Party") against all losses, claims, damages, penalties, judgments, liabilities and expenses, joint or several (including, without limitation, reasonable attorneys' fees and expenses and time charges of attorneys for the Agent, the Arranger and Lenders, which attorneys may be employees of the Agent, the Arranger or the Lenders, and all expenses of litigation or preparation therefor whether or not such Indemnified Party is a party thereto) which any of them may become subject to or may pay or incur, whether arising under any foreign, federal or state law or regulation, at common law or otherwise (including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended and the regulations thereunder) arising out of or relating to this Agreement, any Note or the other Loan Documents, the transactions contemplated hereby or thereby, the purchase or sale of any Class A Units or Common Shares, any untrue statement or alleged untrue statement of a material fact contained in the Program, any registration statement covering the Class A Units or Common Shares to be purchased as part of the Program or any other document related thereto, the breach of any representation or warranty contained in this Agreement or the other Loan Documents, the direct or indirect application or proposed application of the proceeds of any Loan hereunder, any action brought or threatened by or on behalf of any Borrower in connection with its Loan, any claim made against any Indemnified Party by or on behalf of any Borrower in connection with its Loan or, to the extent permitted by law, any breach of any consumer lending, usury or similar law relating to the Loans; provided, however, that the Guarantors shall not be required to indemnify any Indemnified Party against any losses, claims, damages, penalties, judgments, liabilities or expenses to the extent that they arise out of the gross negligence or willful misconduct of such Person. The obligations of the Guarantors under this Section shall survive the termination of this Agreement and shall be in addition to any liability the Guarantors may otherwise have.

                  (b) the indemnification provided for in Section 12.10 is due in accordance with its terms but is for any reason held by a court to be unavailable or insufficient to indemnify and hold harmless an Indemnified Party on grounds of public policy or otherwise, the Guarantors shall contribute to the aggregate amount of such losses, claims, damages penalties, judgments, liabilities and expenses (including legal or other expenses reasonably incurred in connection with investigating or defending same) for which such indemnification is unavailable or insufficient (i) in such proportion as is appropriate to reflect the relative benefits received, or sought to be received by the Guarantors, on the one hand, and the Indemnified Parties entitled to contribution, on the other hand, in the matters contemplated by this Agreement, the Notes and the Program or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Guarantors If on the one hand and the Indemnified Parties on the other hand in connection with the events, actions, statements, or omissions which resulted in such losses, claims, damages, penalties, judgments, liabilities and expenses as well as any other relevant equitable considerations. The relative benefits received, or sought to be received, by the Guarantors on the one hand and the Indemnified Parties on the other hand in connection with the purchase of the Class A Units and Common Shares, the

Loans and this Agreement shall be deemed to be in the same proportion that the total proceeds of the Loans received by the Borrowers in connection with the Program bears to the total fees received by the Agent, the Arranger and the Lenders under this Agreement and the other Loan Documents. Any Indemnified Party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such Indemnified Party in respect of which a claim for contribution may be made against another party or parties under this Section 12.10, notify such party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any other obligation it or they may have hereunder or otherwise than under this Section 12.10.

         12.11 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

         12.12 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         12.13 Nonliability of Lenders. The relationship between the Guarantors and the Lenders and the Agent shall be solely that of guarantor and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to any Guarantor or any Borrower. Neither the Agent nor any Lender undertakes any responsibility to any Guarantor or any Borrower to review or inform any Guarantor or any Borrower of any matter in connection with any phase of any Guarantor's business or operations. Each Guarantor agrees that neither the Agent nor any Lender shall have liability to any Guarantor or any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Guarantor or any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a court of competent jurisdiction by final and non-appealable judgment that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.

         12.14 CHOICE OF LAW. THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING 735 ILCS 105/5-1 ET SEQ., BUT OTHERWISE, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKING ASSOCIATIONS, FEDERAL AGENCIES, BRANCHES OF FOREIGN BANKS AND OTHER FINANCIAL INSTITUTIONS.

         12.15 CONSENT TO JURISDICTION. THE GUARANTORS, THE AGENT AND EACH LENDER HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE PARTIES HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GUARANTOR AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

         12.16 WAIVER OF JURY TRIAL. THE GUARANTORS, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

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

         12.17 Disclosure. Each Guarantor and each Lender hereby (a) acknowledge and agree that Bank One and/or its Affiliates from time to time may hold other investments in, make other loans to or have other relationships with the Company or any Borrower, including, without limitation, in connection with any interest rate hedging instruments or agreements or swap transactions, and
(b) waive any liability of Bank One or such Affiliate to the Company, any Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships in, to or with any Borrower other than liabilities arising out of the gross negligence or willful misconduct of Bank One or its Affiliates.

         12.18 Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America or a state thereof, agrees that it will deliver to the Company and the Agent two duly completed and correct copies of United States of America Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive all payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 (or successor form) further undertakes to deliver to the Company and the Agent two additional duly completed and correct copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Company or the Agent, in each case certifying that such Lender is entitled to receive all payments under this Agreement and the Notes without deduction or withholding of any United States of America federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred after the date hereof and prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Company and the Agent that it is not capable of receiving payments without any deduction or withholding of United States of America federal income tax.

         12.19 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                            [signature pages follow]

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                              COLONIAL REALTY LIMITED
                              PARTNERSHIP

                              By: Colonial Properties Trust, its General Partner

                              By: /s/ Howard B. Nelson, Jr.
                                  ----------------------------------------------
                              Name: Howard B. Nelson, Jr.
                              Title: Chief Financial Officer

                              Address: 2101 Sixth Avenue North
                                               Suite 750
                                               Birmingham, Alabama 35203
                              Attention:       Howard B. Nelson, Jr.

                              Telephone:       (205) 250-8716
                              Facsimile:       (205) 250-8890

                              COLONIAL PROPERTIES TRUST

                              By: /s/ Howard B. Nelson, Jr.
                                  ----------------------------------------------
                              Name: Howard B. Nelson, Jr.
                              Title: Chief Financial Officer

                              Address: 2101 Sixth Avenue North
                                               Suite 750
                                               Birmingham, Alabama 35203
                              Attention:       Howard B. Nelson, Jr.

                              Telephone:       (205) 250-8716
                              Facsimile:       (205) 250-8890

                              BANK ONE, NA,
                               individually and as the Agent

                              By: /s/ Lynne Braun
                                  ----------------------------------------------
                              Name: Lynn Braun
                              Title: Vice President

                              Address: 1 Bank One Plaza
                                               Mail Suite 0151
                                               Chicago, Illinois 60670

                              Attention:       Lynn Braun

                              Telecopy:        (312) 732-1117
                              Telephone:       (312) 732-3827

                                   SCHEDULE I

                                   COMMITMENTS

  LENDER                       COMMITMENT
  ------                       ----------
Bank One, NA                  $10,000,257
                              -----------

  Total                       $10,000,257
                              ===========

                                  SCHEDULE 1.01

                             INTEREST PAYMENT DATES

                                FEBRUARY 14, 2000
                                MAY 15, 2000
                                AUGUST 14, 2000
                                NOVEMBER 13, 2000
                                FEBRUARY 12, 2001
                                MAY 14, 2001
                                AUGUST 13, 2001
                                NOVEMBER 13, 2001
                                FEBRUARY 11, 2002
                                MAY 13, 2002
                                AUGUST 12, 2002
                                NOVEMBER 12, 2002
                                FEBRUARY 10, 2003
                                MAY 12, 2003
                                AUGUST 11, 2003
                                NOVEMBER 10, 2003
                                FEBRUARY 9, 2004
                                MAY 10, 2004
                                AUGUST 9, 2004
                                NOVEMBER 15, 2004
                                JANUARY 25, 2005

                                SCHEDULE 2.05(A)

                              FIXED REFERENCE RATES

                       FROM
RATES             (AND INCLUDING)                TO (AND EXCLUDING)
-----             ---------------                ------------------
8.810%            January 25, 2000               January 25, 2005

                                SCHEDULE 2.05(B)

                       ZERO COUPON DISCOUNTING METHODOLOGY

Present Value of Fixed Leg = P(1) x DF(1) + (Summation where I equals to 2 to N
                             P(i) x DF(I))

P(1)     =        The first remaining fixed payment as defined as the next fixed payment outstanding in the contract

DF(1)    =        The first discount factor defined as            1
                                                       -----------------------
                                                       [1 + (R(0) x D(0)/360)]

DF(i)    =        The ith discount factor for each remaining fixed payment date will be determined using the Zero Coupon Rate derived from the appropriate LIBOR rate and the rates implied by the "90 Day
                  Euro$" futures contracts traded at the Chicago Mercantile
                  Exchange (IMM) as applicable to each ith payment date.

R(0)     =        The LIBOR rate quoted on an Annual, Actual/360 basis
                  (expressed as a percent in decimal form) applicable for the number of days between the Closing Date and the first
                  (remaining) Interest Payment Date.

D(0)     =        The number of days between the Closing Date and the next fixed
                  Interest Payment Date.

P(i)     =        The ith fixed payment remaining as defined in the contract